Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

WEBASTO CHARGING SYSTEMS, INC.

and

AEROVIRONMENT, INC.

June 1, 2018

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		35
5.1	Organization and Good Standing	35
5.2	Authorization; Enforceability	35
5.3	No Conflicts; Consents	36
5.4	Legal Proceedings	36
5.5	Brokers	36
5.6	Sufficiency of Funds	36
5.7	Parent Guaranty	36
5.8	Prohibited Person	36
5.9	No Other Representations and Warranties	36
ARTICLE 6 CLOSING CONDITIONS		36
6.1	Conditions to Obligations of Seller	36
6.2	Conditions to Obligations of Purchaser	37
ARTICLE 7 COVENANTS		38
7.1	Conduct of Business Prior to the Closing	38
7.2	Employees and Employee Benefits	39
7.3	Non-Competition; Non-Solicitation	41
7.4	Confidentiality	42
7.5	Access to Information	43
7.6	Notification of Certain Matters	43
7.7	Refunds and Remittances	43
7.8	Third Party Consents; Permits	44
7.9	Transfer Taxes	44
7.10	Bulk Sales Laws	45
7.11	Cooperation	45
7.12	Public Announcement	45
7.13	Books and Records	45
7.14	Electronic Copy	45
7.15	Further Assurances	45
ARTICLE 8 INDEMNIFICATION		46
8.1	Survival	46
8.2	Indemnification by Seller	46
8.3	Indemnification by Purchaser	47
8.4	Procedure	47
8.5	Payments	48
8.6	Limitations	48
8.7	Remedies	49
8.8	Other Indemnification Matters	49
8.9	Purchase Price Adjustment; Satisfaction of Indemnification	49
8.10	Set-Off	49
8.11	Effect of Investigation	49
ARTICLE 9 TERMINATION; EFFECT OF TERMINATION		49
9.1	Termination	49
9.2	Effect of Termination	50
ARTICLE 10 MISCELLANEOUS PROVISIONS		50
10.1	Notices	50

10.2	Amendment and Waiver	51
10.3	Entire Agreement	51
10.4	Severability	51
10.5	Governing Law; Submission to Jurisdiction	51
10.6	Waiver of Jury Trial	52
10.7	Expenses	52
10.8	Risk of Loss	52
10.9	Successors and Assigns	52
10.10	No Third Party Beneficiaries	52
10.11	Recitals	53
10.12	Specific Performance	53
10.13	Construction	53
10.14	Counterparts; Transmission	54

SCHEDULES

Schedule 1	Working Capital Schedule
Schedule 2	Key Employees
Schedule 7.1(j) Disclosure Schedules	Pre-Closing Services

EXHIBITS

Exhibit A	Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of June 1, 2018 (“Effective Date”), by and between WEBASTO CHARGING SYSTEMS, INC., a Delaware corporation (“Purchaser”), and AEROVIRONMENT, INC., a Delaware corporation (“Seller”).

RECITALS:

A.         Seller, through its efficient energy systems business segment, designs, manufactures, and sells energy products and solutions, including, but not limited to, products and solutions related to electric vehicle charging, industrial charging, power management, and power cycling and test systems (“Business”).

B.         Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, substantially all of the assets and certain specified liabilities of the Business upon the  terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein and for valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1        Definitions

(a)         The capitalized terms set forth below have been defined herein in the respective locations set forth below:

Term	Section	Term	Section

Acquired Assets	2.1	Deductible	8.6(a)
Agreement	Preamble	Disputed Amounts	2.6(b)(iii)
Allocation Schedule	2.8	Effective Date	Preamble
April 2018 Balance Sheet	4.4(b)	Estimated Cash Purchase Price	2.5(c)
Assigned Contracts	2.1(d)	Estimated Closing Working Capital	2.5(c)
Assignment and Assumption Agreement	3.2(b)	Excluded Assets	2.2
Assumed Liabilities	2.3	Excluded Contracts	2.2(d)
Balance Sheet Date	4.4(b)	Excluded Liabilities	2.4
Benefit Plan	4.18(a)	FCPA	4.23(b)
Business	Recitals	Financial Statements	4.4(a)
Cap	8.6(b)	Flow of Funds Memorandum	3.2(j)
Cash Purchase Price	2.5(b)	Fundamental Representations	8.1
Closing	3.1	ICE	4.19(i)
Closing Date	3.1	Indemnified Party	8.4(a)
Closing Working Capital Statement	2.6(a)	Indemnifying Party	8.4(a)
Competing Transaction	7.11	Independent Accountant	2.6(b)(iii)

Inventory	2.1(f)	Resolution Period	2.6(b)(ii)
Leased Real Property	4.10(b)	Restricted Business	7.3(a)
Leases	4.10(b)	Restricted Period	7.3(a)
Losses	8.2	Review Period	2.6(b)(i)
Material Contracts	4.7	Seller	Preamble
New Business Award	2.7	Statement of Objections	2.6(b)(ii)
Post-Closing Adjustment	2.6(a)	Sublease Agreements	3.2(d)
Purchase Price	2.5(a)	Taxes	4.21(a)
Purchaser	Preamble	Territory	7.3(a)
Purchaser Indemnified Parties	8.2	Third Party Claim	8.4(a)
Receivables	4.5

(b)         Except as otherwise defined herein, the following terms shall have the meanings set forth in this Section 1.1:

(i)         “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative,  regulatory or otherwise, whether at law or in equity.

(ii)        “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two (2) or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement, or otherwise. For the avoidance of doubt, Seller’s Affiliates shall solely include (i) Seller’s majority-owned or controlled subsidiaries, including without limitation the following subsidiaries: AeroVironment International PTE. LTD., AV Rhode Island, LLC, SkyTower, Inc., Altoy Savunma Sanayi ve Havacilik Anonim Sirketi, and AeroVironment, Inc. (Afghanistan) (collectively, the “AV Subs”), and (ii) Seller’s and AV Subs’ respective directors and executive officers.

(iii)      “Business Intellectual Property” means all Intellectual Property that relates to, or is used or held for use in connection with, the Business, which specifically excludes Intellectual Property that relates to, or is used or held for use in connection with Seller’s unmanned aircraft systems business or any other business activity not related to the Business.

(iv)       “Closing Working Capital” means: (A) the Current Assets, less (B) the Current Liabilities, determined as of the Effective Time in accordance with the Working Capital Schedule.

(v)        “Code” means the Internal Revenue Code of 1986, as amended.

(vi)       “Contracts” means all contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments, and legally binding arrangements, whether written or oral.

(vii)      “Current Assets” used to calculate Target Working Capital means trade and other accounts receivable (net of bad debt reserve), inventory net of excess and obsolescence reserve, accounts receivable owing from employees, and prepaid expenses, but excluding (A) cash, (B) the portion of any prepaid expense of which Purchaser will not receive the benefit following the Closing, (C) deferred Tax assets, and (D) receivables from any of Seller’s Affiliates, directors, employees, officers which Purchaser will not receive the benefit following the Closing, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures used by Seller historically.

(viii)     “Current Liabilities” used to calculate Target Working Capital means trade and other accounts payable, accrued Taxes, wages and related accruals (including without limitation, salaries, bonus amounts, incentive accruals, accrued vacation pay, medical and dental insurance), customer advances, warranty reserves and accrued expenses inclusive of any reserves, but excluding the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies, and procedures used historically by Seller.

(ix)       “Disclosure Schedules” means the schedules delivered by Seller under this Agreement.

(x)        “Employment Agreements” means offers of employment by and between Purchaser, on the one hand, and each of the Key Employees, in the forms mutually agreed by each party thereto.

(xi)       “Encumbrance” means any charge, claim, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind or nature whatsoever, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

(xii)      “Environmental Laws” means all federal, state, and local environmental Laws, including, but not limited to, Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.) (“Clean Water Act”), the Resource Conservation & Recovery Act (42 U.S.C. §§ 6901 et seq.) (“RCRA”), Safe Drinking Water Act (42 U.S.C. §§ 300f-j-26), Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq. (“EPCRA”), the administrative rules and regulations promulgated under such statutes, or any other similar federal, state, or local Law or administrative rule or regulation of similar effect, each as amended and as in effect and as adopted as of the Effective Date.

(xiii)     “Environmental Permits” means any Permits required by any Environmental Law.

(xiv)      “GAAP” means generally accepted accounting principles in the United States as in effect on the date or for the period with respect to which such principles are applied.

(xv)       “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

(xvi)      “Intellectual Property” means all intellectual property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws  of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (A) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association, or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications, and renewals for, any of the foregoing; (B) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, and other social media companies and the content found thereon and related thereto, and URLs; (C) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral, and neighboring rights, and all registrations, applications for registration, and renewals of such copyrights; (D) inventions, discoveries, ideas, trade secrets, business and technical information and know-how, databases, data collections, and other confidential and proprietary information and all rights therein; (E) patents (including all reissues, divisionals, provisionals, continuations and continuations- in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights and any other Governmental Authority- issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models); (F) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases, and other related specifications and documentation; (G) royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (H) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on, or after the Effective Date, including all rights to and claims for damages, restitution, and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

(xvii)    “Key Employees” means the employees identified on attached Schedule 2.

(xviii)  “Knowledge of Seller” means, as to a particular matter, the actual knowledge of the following individuals involved in the sale of the Business: Ken Karklin, Sanjeev Choudhary, Wahid Nawabi, and Teresa Covington, together with such knowledge as each such individual should have, in each case, following reasonable inquiry.

(xix)     “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, binding common law precedent, judgment, decree, other requirement or rule of law of any Governmental Authority.

(xx)      “Leased Charging Station” means each parcel of real property leased, licensed or permitted by Seller through a written agreement to be assigned to Purchaser for the conduct of the Business (specifically to use such real property to install and operate an electric vehicle charging station) and used in or necessary for the conduct of the Business as currently conducted together with all rights, title, and interest of Seller in and to leasehold improvements relating thereto, including,  but not limited to, security deposits, reserves or prepaid rents paid in connection therewith.

(xxi)     “Leased Real Property” means each parcel of real property leased by Seller to be subleased to Purchaser for the conduct of the Business, and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith.

(xxii)    “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(xxiii)   “Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or is reasonably expected to become, individually or in the aggregate, materially adverse to (A) the business, operations (or results of operations), financial condition, liabilities, or assets of the Business, (B) the  value of the Acquired Assets, (C) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that for purposes hereof, such determination shall exclude any event, occurrence, fact, condition, or change resulting or arising from: (1) general economic or political conditions; (2) conditions generally affecting the industries in which the Business operates; (3) any changes in financial or securities markets in general; (4) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (5) changes in law or accounting policies or procedures; or (6) announcement of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (1) through (6) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

(xxiv)   “Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

(xxv)    “Ordinary Course of Business” means with respect to any Person, the ordinary course of such Person’s business consistent with the past customs and practices (including past practices with respect to quantity, amount, magnitude, and frequency, standard employment and payroll policies, management of working capital, and making of capital expenditures).

(xxvi)   “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

(xxvii)  “Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s, or similar statutory liens arising or incurred in the Ordinary Course of Business, the existence of which would not and do not constitute an event of default under, or breach of, a Contract; (c) easements, rights of way, zoning ordinances, and other similar encumbrances of record affecting title to, but not adversely affecting the value of, or the current occupancy or use of, real property in any material respect; and (d) any Encumbrance which is discharged at or before the Closing.

(xxviii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity or organization.

(xxix)   “Post-Closing Taxes” means all Taxes relating to the Business, the Acquired Assets, or the Assumed Liabilities, in each case attributable to taxable years or periods beginning after the Closing and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing.

(xxx)     “Pre-Closing Taxes” means all Taxes relating to the Business, the Acquired Assets, or the Assumed Liabilities, in each case attributable to taxable years or periods ending at the time of or prior to the Closing and, with respect to any Straddle Period, the portion of such Straddle Period ending at the time of the Closing.

(xxxi)   “Prohibited Person” means any person or entity included on the “Specially Designated Nationals or Blocked Persons” list maintained by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other official publication of such list and any entity 50% or more owned by such a person or entity, and any person or entity included on the Entity List maintained by the U.S. Department of Commerce, Bureau of Industry and Security at its official website or at any replacement website or other official publication of such list.

(xxxii)  “Related Party” means any Affiliate, director, officer, or employee of Seller, any immediate family member of any director or officer (including parents, siblings, children, and spouses (or civil partners), and any Person in which any director, officer or Seller owns, in the aggregate, a direct or indirect beneficial ownership representing at least ten percent (10%) of the outstanding voting power or economic interest of such Person.

(xxxiii) “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

(xxxiv) “Straddle Period” means any taxable year or period beginning before and ending after the Closing. For purposes of this Agreement, a Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the time of the Closing and the other beginning immediately after the Closing, provided that Taxes imposed on a periodic basis shall be allocated on a daily basis.

(xxxv) “Target Working Capital” means $16,041,287.

(xxxvi) “Tax or Taxes” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, ad valorem, escheat, unclaimed or abandoned property, severance, stamp, occupation, premium, profits, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other withholding, or other tax, similar governmental fee or other like assessment or charge of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest, penalty, addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(xxxvii) “Transfer Taxes” means any sales, use, excise, transfer or other similar Tax imposed with respect to the transactions contemplated by this Agreement, and any interest or penalties related thereto.

(xxxviii) “Transition Services Agreement” means the transition services agreement by and between Purchaser and Seller, substantially in the form attached hereto as Exhibit A.

(xxxix)  “Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury under its authority under the Code, and any successor regulations.

(xl)       “Working Capital Schedule” means the methodology for calculating Closing Working Capital, prepared in accordance with ASC 605, attached as Schedule 1.

ARTICLE 2

PURCHASE AND SALE

2.1        Sale of Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Seller will sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser will purchase from Seller, all of Seller’s right, title, and interest in, to, and under the Acquired Assets free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this

Agreement, the term “Acquired Assets” means all properties, assets, and/or rights of every kind and nature, whether real, personal, or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date (other than the Excluded Assets), which are primarily used or held for use in connection with the Business, including, without limitation, the following:

(a)         all accounts, trade, or notes receivable held by Seller with respect to the Business, and any security, claim, remedy, or other right related to any of the foregoing and in particular, but not limited to, as set out in Schedule 2.1(a);

(b)         any amounts paid to Seller by a customer of the Business, whether prior to or after the Closing, with respect to services to be performed by the Business after the Closing;

(c)         all Business Intellectual Property, in particular, but not limited to, as set out in Schedule 4.12(a), together with all income, royalties, damages, and payments due or payable at the Closing or thereafter (including damages and payments for past or future infringements or misappropriations thereof) with respect thereto, the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world, and all copies and tangible embodiments of any such Business Intellectual Property;

(d)         all Contracts set forth on Schedule 2.1(d) (“Assigned Contracts”) and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action, and options relating or pertaining thereto;

(e)         all fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, accessories, computers, telephones, furniture, furnishings, and other tangible personal property used in the Business and in particular, but not limited to, as set out in Schedule 2.1(e);

(f)         all inventory, finished goods, raw materials, work in progress, project work in progress, packaging, supplies, parts, and other inventories, wherever located and in particular, but not limited to, as set out in Schedule 2.1(f) (“Inventory”);

(g)         all customer files, customer lists, rebates, vendor and supplier lists, and business telephone numbers utilized in the conduct of the Business, in particular, but not limited to, as set out in Schedule 2.1(g);

(h)         all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes), in particular, but not limited to, as set out in Schedule 2.1(h);

(i)          all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Acquired Assets as currently owned or licensed by and utilized in the Business, including, without limitation, those set forth on Schedule 2.1(i), but only to the extent such Permits may be transferred under applicable Law;

(j)          all rights to any Actions of any nature available to or being pursued by Seller to the  extent related to the Business, the Acquired Assets, or the Assumed Liabilities, whether known or unknown, matured or unmatured, accrued or contingent, including rights of recovery, rights of warranty and indemnity, rights of set-off and rights of recoupment, whether arising by way of counterclaim or otherwise;

(k)         all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any of the Acquired Assets;

(l)          subject to the grant of a license for use of the Licensed AV Marks (as defined in, and pursuant to the terms of the Transition Services Agreement), all advertising, marketing, and promotional materials and all other printed or written materials, including website content;

(m)        complete and accurate copies of all existing data, databases, books, records, correspondence, records of sales, customer and vendor lists, information related to accounts, personnel and referral sources, customers and prospective customers, billing records, files, papers and all manuals, drawings, reports, studies, plans, instructions, and business and accounting records of every kind (including all financial, business, and marketing plans) that are related to the Business, in each case whether evidenced in writing, electronic data, computer software, or otherwise, other than those specifically identified as Excluded Assets below;

(n)         all information or documentation that are related to the Business, including financial data, business plans and projections, drawings, samples, invention disclosures, trade secrets, technical information, results of research and other data in either oral or written form;

(o)         originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, passwords, logins, keys, marketing and promotional surveys, material and research and files relating to the Business Intellectual Property;

(p)         all goodwill of the Business and/or the foregoing items; and

(q)         all other properties, assets, rights, and interests not referred to in subsections (a) through (p) above owned by Seller as of the Closing, or in which Seller has an interest, that are primarily used in the conduct of the Business.

2.2        Excluded Assets. Notwithstanding anything contained in Section 2.1 of this Agreement, Seller shall not sell, assign, convey, transfer, or deliver to Purchaser, and Purchaser shall not purchase, acquire, or accept any of Seller’s assets, rights, or property from Seller that is not specifically an Acquired Asset. For the avoidance of doubt, the Acquired Assets shall not include the following assets, rights, and properties of Seller, whether or not relating to the operations of the Business, all determined as of the Closing Date (collectively, “Excluded Assets”):

(a)         Seller’s cash and cash equivalents (other than cash collected by Seller after the Closing Date due to the collection of accounts receivable or other current assets transferred to Purchaser pursuant to this Agreement);

(b)         any policies of insurance issued to Seller, including, without limitation, directors’ and officers’ liability, general liability, workers compensation, umbrella and automobile insurance policies, any surety bonds and any refunds of any prepaid premiums for any and all policies of insurance issued to Seller (other than any claims relating the Acquired Assets or the Business arising after the Closing Date);

(c)         all assets and rights relating to the Benefit Plans ever maintained by Seller or covering employees of Seller or to which Seller has made any contribution or to which Seller  could be subject to any Liability except as provided in Section 2.1 or 2.3;

(d)         all such Contracts that are not being assigned pursuant to Section 2.1(d) (“Excluded Contracts”);

(e)         All refunds (or credits) of any Pre-Closing Taxes (other than Transfer Taxes) and one- half of any refunds (or credits) of any Transfer Taxes;

(f)         all rights of Seller under this Agreement; and

(g)         all rights relating to the assets specifically described on Schedule 2.2.

2.3        Assumed Liabilities. In connection with the purchase and sale of the Acquired Assets pursuant to this Agreement, at the Closing, Purchaser shall assume and pay, discharge, perform, or otherwise satisfy only the following liabilities and obligations (“Assumed Liabilities”):

(a)         all trade and other accounts payable of Seller that are reflected on the face of the April 2018 Balance Sheet or arose in the Ordinary Course of Business since the April 2018 Balance Sheet;

(b)         all Liabilities for Post-Closing Taxes and for one-half of any Transfer Taxes;

(c)         Seller’s executory obligations under the Assigned Contracts, inclusive of the obligations related to the standard of warranty therein, subject only to the additional obligations and limitations to Section 7.8; provided, that, notwithstanding anything to the contrary, Purchaser does not assume, and shall not be responsible for, any Liabilities that arise from or relate to: (i) (A) defaults thereunder or breaches thereof on or prior to the Closing, (B) events occurring on or prior to the Closing, which, after notice or lapse of time or both, could constitute a default or breach, including without limitation, breach of warranty, in each case whether or not a claim for such default or breach is made prior to or following the Closing, (C) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (ii) any indemnification or hold harmless obligation that arises out of any event, act, omission, or condition occurring or existing prior to the Closing.

Notwithstanding the foregoing, nothing contained in this Agreement shall require Purchaser to pay, perform, or satisfy any of the Assumed Liabilities so long as Purchaser shall in good faith contest or cause to be contested the amount or validity thereof or shall in good faith assert any defense or offset thereto, and Seller shall provide commercially reasonable assistance to Purchaser in so contesting or defending such claims. Notwithstanding anything herein to the contrary and for the avoidance of doubt, the fact that a Liability may fall under the definition of “Assumed Liabilities” and may have been assumed by Purchaser hereunder shall not in any respect prevent Purchaser or any other Purchaser Indemnified Party from seeking or receiving indemnification hereunder with respect to such Liability to the extent such Person is entitled to seek indemnification with respect to such Liability or obligation pursuant to the terms of Article 8, subject to the limitations set forth therein.

2.4        Excluded Liabilities. Regardless of whether a Liability is disclosed herein or on any schedule or exhibit hereto, except as expressly set forth in Section 2.3 above, Purchaser shall not assume, and under no circumstances, including as a successor to Seller, shall Purchaser be obligated to pay, perform, or discharge, and none of the Acquired Assets shall be or become liable for or subject to, any claim, demand, cost, expense, commitment, duty to perform, or Liability of any  kind, whether direct or indirect, primary or secondary, known or unknown, fixed or contingent, recorded or unrecorded, liquidated or unliquidated, due or to become due, asserted or unasserted, of Seller whether or not resulting from or arising out of any acts or omissions of Seller or any other officer, employee, or agent of the Business (collectively, “Excluded Liabilities”), except as otherwise provided in the Transition Services Agreement. The Excluded Liabilities shall include, but not be limited to, the following, unless otherwise expressly included in the Assumed Liabilities:

(a)         all Liabilities in respect of any pending or threatened Action of any kind or nature arising out of, relating to, or otherwise in respect of the operation of the Business or use of the Acquired Assets or arising from any facts, events, transactions, occurrences, circumstances, actions, or inactions occurring or existing on or prior to the Closing Date;

(b)         any trade accounts payable of Seller (i) to the extent not accounted for on the face of the April 2018 Balance Sheet or incurred in the Ordinary Course of Business after the April 2018 Balance Sheet date prior to Closing; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans, or credit facilities to financial institutions; or (iv) which did not arise in the Ordinary Course of Business;

(c)         any Liabilities associated with debt, loans, or credit facilities of Seller and/or the  Business owing to financial institutions;

(d)         all other accounts, notes, non-trade payables, Liabilities, debts, accrued expenses, and other obligations of Seller;

(e)         except as described below in Section 2.4(f), all Tax obligations and Liabilities of Seller (or Affiliates of Seller), including but not limited to any (i) Pre-Closing Taxes, and

(ii) employment Taxes paid or to be paid by Seller for any reason whatsoever;

(f)         one-half of all Transfer Taxes;

(g)         any Liabilities relating to or arising out of the Excluded Assets;

(h)         all obligations of Seller on all Contracts that are not Assigned Contracts, including, without limitation, Excluded Contracts;

(i)          any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders, or work orders that (i) do not constitute part of the Acquired Assets issued by the Business’s customers to Seller on or before the Closing, (ii) did not arise in the Ordinary Course of Business, or (iii) are not validly and effectively assigned to Purchaser pursuant to this Agreement;

(j)          any breach of contract, product liability, tort, infringement, misappropriation of trade secret, violation of Law (including Environmental Laws), or other matter, including any third-party claim under a theory of fraudulent conveyance, inadequate consideration, or preferential transfer, in each case arising out of facts, events, transactions, occurrences, circumstances, actions, or inactions occurring or existing on or prior to the Closing Date;

(k)         all claims relating to pre-Closing product or service warranties for amounts over and above Seller’s warranty reserve identified in the Closing Working Capital, it being agreed that (A) Purchaser will settle warranty claims consistent with past practice and its reasonable business judgment, and (B) Purchaser and Seller will in good faith discuss any warranty claim settlement reasonably estimated to be greater than $10,000;

(l)          any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement, or guaranty made by Seller, its Affiliates, or any of their respective Representatives, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label, or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller prior to Closing;

(m)        any non-warranty-related recall, design defect, or similar claims of any products manufactured or sold or any service performed by Seller (provided such manufacture, sale, or service occurred prior to the Closing);

(n)         any Liabilities arising out of, in respect of, or in connection with the failure by Seller to own all right, title, and interest in and to the Business Intellectual Property;

(o)         any Liabilities arising out of, in respect of, or in connection with any royalties, fees, claims, violations, or infringements with respect to the Business Intellectual Property or third party intellectual property or the interests therein, in each case arising or related to actions or claims relating to a period or periods prior to the Closing Date;

(p)         any Liabilities of Seller arising out of, based on or related to any and all claims brought by any present or former employees, officers, directors, partners, owners, shareholders, agents, independent contractors or consultants of Seller including, without limitation, any and all claims whether based on tort, contract or any federal, state or local law, statute or regulation or Constitution, or based on, arising out of or related to: Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Reconciliation Act; the Americans with Disabilities Act of 1990, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Family & Medical Leave Act; the California Family Rights Act; the Equal Pay Act, the California Code of Regulations, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act, the Lilly Ledbetter Fair Pay Act of 2009, the Rehabilitation Act of 1973, the California Constitution, the United States

Constitution, all provisions of the California Labor Code; the California Fair Employment and Housing Act.; Age Discrimination in Employment Act, including amendments, the Older Workers Benefit Protection Act; the California Business & Professions Code; the applicable wage orders of the Industrial Welfare Commission; and any claim for wages, bonus, sick leave, holiday pay, meal/rest periods, overtime, penalties, any wage and hour violation, entitlement under any leave laws, health or medical insurance, pension or retirement benefits, or any other employment benefits, any claim for employment discrimination, retaliation or harassment of any kind, wrongful termination, slander, defamation, invasion of privacy, or emotional distress, or any claim for injunctive relief, costs, fees, or other expenses including attorneys’ fees incurred in these claims;

(q)         any Liabilities to indemnify, reimburse, or advance amounts to any present or former officer, director, employee, or agent of Seller (including with respect to any breach of fiduciary obligations by same);

(r)         any Liabilities arising out of, in respect of, or in connection with the failure by Seller or any of its Affiliates to obtain on behalf of the Business all Permits required to carry on the Business as presently conducted;

(s)         any Liabilities arising out of, in respect of, or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Order (excluding any Liabilities related to Taxes);

(t)          any Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances, or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(u)         any Liabilities arising out of, in respect of, or in connection with the failure by Seller or any of its Affiliates to comply with any labor or employment Law or Order;

(v)         any Liabilities arising out of, in respect of, or in connection with the failure by Seller or any of its Affiliates to comply with any Law related to the Business Intellectual Property, to the extent arising out of or relating to facts, circumstances, or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller prior to the Closing;

(w)        any lease, maintenance, insurance, and any other obligations or Liabilities of Seller with respect to the Business and Acquired Assets for all periods up to the Closing Date;

(x)         any liability of Seller to pay any amounts to any of the employees allocated to the Business due to the termination of any employment relationship/agreement between Seller and such employees prior to Closing (including without limitation all accrued sales commissions and all accrued vacation for Hired Employees); and

(y)         any liability of Seller to pay any amounts of compensation to any of the employees allocated to the Business due to the termination of any stock and/or stock option rights granted by the Seller to such employees.

2.5        Purchase Price; Payment.

(a)         Purchase Price. The total consideration for Purchaser’s purchase of the Acquired Assets and assumption of the Assumed Liabilities (“Purchase Price”) shall be the Cash Purchase Price (defined below), subject to adjustment pursuant to Section 2.6.

(b)         Cash Purchase Price. For purposes of this Agreement, “Cash Purchase Price” shall be an amount equal to:

(i)          $35,000,000.00;

(ii)         plus the amount (if any) by which the Closing Working Capital exceeds the Target Working Capital; and

(iii)       minus the amount (if any) by which the Closing Working Capital is less than the Target Working Capital; and

(iv)        plus the cost of vesting of certain restricted stock awards identified on Schedule 2.5(b)(iv).

(c)         Estimated Purchase Price. At least five (5) business days prior to the Closing Date, Seller shall prepare in good faith and deliver to Purchaser an estimated purchase price written statement, in a form reasonably acceptable to Purchaser, that sets forth Seller’s good faith calculation and estimate of the estimated Closing Working Capital (“Estimated Closing Working Capital”), together with such schedules and data with respect to the determination of the foregoing as are reasonably necessary to support such calculation and amount and, the actual cost of vesting of the restricted stock awards identified on Schedule 2.5(b)(iv), and on the basis of the foregoing, a calculation of the estimated Cash Purchase Price (“Estimated Cash Purchase Price”).

(d)         Payment. At the Closing, Purchaser shall pay (or cause to be paid) to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser no later than five (5) business days prior to the Closing Date, an amount equal to the Estimated Cash Purchase Price.

2.6        Purchase Price Adjustment.

(a)         Post-Closing Adjustment. Within seventy-five (75) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth its calculation of the actual Closing Working Capital (“Closing Working Capital Statement”). The post- closing adjustment shall be an amount equal to the actual Closing Working Capital minus the Estimated Closing Working Capital (“Post-Closing Adjustment”).

(b)         Examination and Review.

(i)          Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (“Review Period”) to review the Closing Working Capital Statement. During the Review Period, upon reasonable advanced notice and during normal business hours, Seller and Seller’s accountants shall have reasonable access to the books and records of Purchaser, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants (such personnel and records to be made available if necessary, at Seller’s sole cost and expense, at the Seller’s facility in Simi Valley, California and/or Monrovia,

California) to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Business.

(ii)         Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (“Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Purchaser and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (“Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and Seller shall be final and binding.

(iii)       Resolution of Disputes. If Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to a mutually agreeable, impartial nationally or regionally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants (“Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post- Closing Adjustment, as the case may be, and the Closing Working Capital Statement. If Seller and Purchaser are unable to agree upon a nationally or regionally recognized accounting firm, Seller and Purchaser shall each select one

(1)  nationally or regionally recognized accounting firm and the two (2) nationally or regionally recognized accounting firms selected shall mutually agree upon a third (3rd) nationally or regionally recognized accounting firm to serve as the “Independent Accountant” for purposes of this Section. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)        Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively, bears to the aggregate amount actually contested by Seller and Purchaser.

(v)         Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto. Such determination shall be the sole remedy for any dispute under this Section 2.6(b).

(c)         Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due (i) within five (5) days of acceptance of the applicable Closing Working Capital Statement or (ii) if there are Disputed Amounts, then within five (5) days of the resolution described in Section 2.6(b)(v) above. If the Post- Closing Adjustment is a positive number, Purchaser shall pay to Seller an amount equal to the Post-Closing Adjustment in cash (by means of federal funds wire or interbank transfer in immediately available funds). If the Post-Closing Adjustment is a negative number, Seller shall pay to Purchaser an amount equal to the Post-Closing Adjustment in cash (by means of federal funds wire or interbank transfer in immediately available funds).

(d)         Adjustments for Tax Purposes. Any payments made pursuant to Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.7        Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price any amounts that Purchaser is required to deduct and withhold under any provision of applicable Law. All such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller hereunder.

2.8        Allocation of Purchase Price. Seller and Purchaser agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Acquired Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (“Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to Seller within ninety (90) days following the Closing Date. If Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following Purchaser’s receipt of Seller’s notice of objection, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Purchaser. Seller and Purchaser agree to file their respective IRS Forms 8594 and all federal, state, and local Tax returns in accordance with the Allocation Schedule and agree to take no position, and to cause their respective Affiliates to take no position, inconsistent with the Allocation Schedule in any proceeding before any government agency, except to the extent required by applicable Law. Any adjustments to the Purchase Price pursuant to Section 2.6 shall be allocated in a manner consistent with the Allocation Schedule.

2.9        Purchaser’s Grant of Rights to Seller. Purchaser grants to Seller a non-exclusive, worldwide, paid-up in full, royalty free, perpetual, irrevocable license, with rights to sublicense and right to use any and all trade secrets, business and technical information and know-how, databases, data collections, and other confidential and proprietary information that relates to, or is used or held for use in connection with the Seller’s business, including but not limited to unmanned aircraft systems, but specifically excluding the Business (“License Back”). Notwithstanding the License Back, for a perpetual period commencing on the Closing Date, Seller shall not, and shall not permit, cause, or encourage any other Person (including Seller’s Affiliates) to, directly or indirectly, use in any way the License Back to engage in or assist others in engaging in, or undertake any planning to engage in, all or any portion of the Business or any business that is competitive with all or any portion of the Business anywhere in the world.

ARTICLE 3

CLOSING

3.1        Time and Place. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated in this Agreement (“Closing”) shall take place at the offices of Clark Hill PLC, 1055 West Seventh Street, Suite 2400, Los Angeles, California 90017 via electronic exchange of copies of the executed documents and delivery of all funds  contemplated  by Section 2.5(d), within two (2) business days following the satisfaction or waiver (by the beneficiary party of any condition) of all conditions to the Closing set forth in Article 6 or at such other place and time as the parties mutually agree (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”). The Closing shall be deemed to be effective as of 11:59 p.m. U.S. Pacific Time on the Closing Date (the “Effective Time”).

3.2        Seller’s Obligations at Closing. At the Closing, Seller shall deliver to Purchaser the following in form and substance reasonably satisfactory to Purchaser and its counsel:

(a)         a bill of sale, duly executed by Seller;

(b)         an assignment and assumption agreement (“Assignment and Assumption Agreement”), duly executed by Seller;

(c)         the Transition Services Agreement, duly executed by Seller, and any ancillary documents required thereby, duly executed by the Seller and any other parties thereto other than the Purchaser;

(d)         with respect to each Leased Real Property, sublease agreements in the form(s) approved by Purchaser (“Sublease Agreements”), each duly executed by Seller and consented to in writing by the applicable landlord of such Leased Real Property;

(e)         with respect to each Leased Charging Station, assignments in the form(s) approved by Purchaser (“Charging Station Assignment Agreements”), each duly executed by Seller and consented to in writing by the applicable landlord or licensor of such Leased Charging Station;

(f)         assignments duly executed by Seller, transferring all of Seller’s right, title, and interest in and to the registered and unregistered Business Intellectual Property or pending applications for registration of such, and duly executed certificates, amendments, or any other documents necessary to assign Seller’s rights to all names, assumed fictional business names, trade names, unregistered trademarks and service marks, trade dress and similar rights included in Business Intellectual Property;

(g)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery, and performance of this Agreement and the documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(h)         a certificate providing that (i) the representations and warranties of Seller contained in this Agreement, the documents contemplated hereunder, and any certificate or other writing delivered pursuant hereto are true and correct in all material respects if not qualified by materiality, or in all respects if so qualified, on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (ii) Seller duly performed and complied in all material respects with all obligations, agreements, covenants, and conditions required by this Agreement and each of the documents contemplated hereunder to be performed or complied with by it prior to or on the Closing Date, provided, that,  with respect to obligations, agreements, covenants, and conditions that are qualified by materiality, Seller performed such obligations, agreements, covenants, and conditions, as so qualified, in all respects;

(i)          a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller;

(j)          an executed flow of funds memorandum (“Flow of Funds Memorandum”) in form and substance reasonably acceptable to the parties; and

(k)         such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be necessary or reasonably requested by Purchaser to convey in Purchaser absolute ownership, and quiet enjoyment and possession, of the Acquired Assets free and clear of all Encumbrances, or as may be required to give effect to this Agreement.

3.3        Purchaser’s Obligations at Closing. At the Closing, Purchaser shall deliver to Seller the following in form and substance satisfactory to Seller and its counsel:

(a)         the Cash Purchase Price pursuant to the terms and limitations set forth in Section 2.5;

(b)         the Assignment and Assumption Agreement, duly executed by Purchaser;

(c)         the Transition Services Agreement, duly executed by Purchaser;

(d)         each of the Sublease Agreements, duly executed by Purchaser;

(e)         a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Purchaser authorizing the execution, delivery, and performance of this Agreement and the documents contemplated hereunder and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(f)         a certificate providing that (i) the representations and warranties of Purchaser contained in this Agreement, the documents contemplated hereunder, and any certificate or other writing delivered pursuant hereto are true and correct in all material respects if not qualified by materiality, or in all respects if so qualified, on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), and (ii) Purchaser duly performed and complied in all material respects with all obligations, agreements, covenants, and conditions required by this Agreement and each of the documents contemplated hereunder to be performed or complied with by it prior to or on the Closing Date, provided, that,  with respect to obligations, agreements, covenants, and conditions that are qualified by materiality, Purchaser performed such obligations, agreements, covenants, and conditions, as so qualified, in all respects; and

(g)         an executed Flow of Funds Memorandum.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Purchaser to enter into and perform this Agreement, subject to the correspondingly numbered Section of the Disclosure Schedules that relates to such Section or in another Section of the Disclosure Schedules to the extent that it expressly references on the face of such disclosure that such disclosure is applicable to such Section, Seller hereby represents and warrants to Purchaser the following as of the Effective Date (unless stated as of a specified date):

4.1        Organization and Good Standing. Seller is duly organized and in valid existence as a corporation under the laws of Delaware and has full corporate power and authority to carry on the Business as it is now being conducted and to own and operate the Acquired Assets. Schedule 4.1 sets forth each jurisdiction in which Seller is licensed or qualified to do business with respect to the Business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

4.2        Authorization; Enforceability. Seller has full corporate power and authority to make, execute, deliver, and perform this Agreement and the documents to be delivered hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each of the documents hereunder to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Purchaser) this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms. When each document contemplated hereunder to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution, and delivery by each other party thereto), such document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

4.3        No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision in the organizational and governing documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Order or Law applicable to Seller or any of the Acquired Assets; (c) except as set forth on Schedule 4.3, require the consent, notice, approval, Permit, waiver, authorization, or other action by, to, or from any Person under, conflict with, result in a material violation or breach of, constitute a default under, result in acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any obligation or loss of any material benefit under any Contract or other instrument to which Seller is a party or by which the Business is bound or to which any of the Acquired Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Acquired Assets other than Permitted Encumbrances. Except as set forth on Schedule 4.3, no consent, notice, approval, Permit, waiver, or authorization is required to be obtained by Seller from any Person or Governmental Authority in connection with the execution, delivery, and performance by Seller of this Agreement and the documents hereunder and the consummation of the transactions contemplated hereby and thereby.

4.4        Financial Statements.

(a)         Schedule 4.4.(a) includes true, correct, and complete copies of (i) the unaudited internal statement of operations of the Business as of and for the fiscal years ended April 30, 2016, 2017 and 2018, (ii) the unaudited balance sheets of the Business as of April 30, 2016, 2017, 2018, and (iii) the April 2018 Balance Sheet (collectively, “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements present fairly in all material respects the financial condition of the Business as of the dates therein indicated and the results of operations of the Business for the periods therein specified. The financial records of Seller related to the Business have been, and are being, maintained in all respects in accordance with applicable legal and accounting requirements. The Financial Statements are in accordance with the books and records of Seller, and such books and records of Seller related to the Business are true and complete.

(b)         Seller has no Liabilities with respect to the Business, except (i) those which are adequately reflected or reserved against in the balance sheet of the Business dated as of April 30, 2018 (“April 2018 Balance Sheet”), and (ii) those which have been incurred in the Ordinary Course of Business since April 30, 2018 (“Balance Sheet Date”) and which are not, individually or in the aggregate, material in amount. To the Knowledge of Seller, there is no circumstance, condition, event, or arrangement that would hereafter give rise to any Liabilities of Seller with respect to the Business except in the Ordinary Course of Business.

4.5        Receivables. Except as otherwise set forth on Schedule 4.5, the accounts receivable reflected on the April 2018 Balance Sheet and all of the receivables arising since the April 2018 Balance Sheet (collectively, “Receivables”) arose from bona fide transactions in the Ordinary Course of Business and represent enforceable obligations to Seller, and the goods and/or services involved have been sold, delivered, and/or performed to the account obligors, and no further filings (with Governmental Authorities, insurers, or others) are required to be made, no further goods are required to be provided, and no further services are required to be rendered to complete the sales and fully render the services and to entitle Seller and Purchaser to collect (or be reimbursed for) the Receivables in full. No Receivable has been assigned or pledged to any Person and, except only to the extent fully reserved against as set forth on the April 2018 Balance Sheet, no contest, claim, defense, or set-off to any such Receivable has been asserted by the account obligor or exists. Schedule 4.5 contains a complete and accurate list of all Receivables as of the Balance

Sheet Date setting forth the (i) customer name, (ii) aggregate aged invoice amounts, (iii) internal job number, (iv) invoice date, and (v) invoice number. Except as otherwise set forth on Schedule 4.5, (a) no account obligor is delinquent for payments in excess of $100,000 or for more than ninety (90) days; (b) no account obligor has refused or threatened to refuse, in writing, to pay its obligations to Seller for any reason, or has otherwise made a claim, in writing, of set-off or similar claim; and (c) to the Knowledge of Seller, no account obligor is insolvent or bankrupt.

4.6        Absence of Certain Changes, Events, and Conditions. Since January 1, 2018, there has not been a Material Adverse Effect, or any development that is reasonably likely to result in a Material Adverse Effect, in the financial condition or results of operations of the Business or the Acquired Assets. Without limiting the generality of the foregoing, since such date, except as disclosed on Schedule 4.6, Seller has not, with respect to the Business:

(a)        conducted the Business other than in the Ordinary Course of Business;

(b)        suffered any extraordinary losses or waived any rights of material value, whether or not in the Ordinary Course of Business;

(c)        incurred any Liabilities of any nature other than items incurred in the Ordinary Course of Business, or increased (or experienced any change in the assumptions underlying or the methods of calculating) any bad debt, contingency, or other reserve, other than in the Ordinary Course of Business;

(d)        permitted, allowed, or suffered any of its properties or assets (real, personal, or mixed, tangible or intangible) to be subjected to any Encumbrance (other than Permitted Encumbrances);

(e)        canceled any debts or waived any claims or rights in excess of $25,000 individually or

$100,000 in the aggregate;

(f)        incurred any long term indebtedness;

(g)        entered into any Contract other than in the Ordinary Course of Business that could require Seller to pay in excess of $25,000;

(h)        suffered any damage, destruction, or loss to the Acquired Assets or the Business in excess of $25,000, whether covered by insurance or not;

(i)         sold, assigned, transferred, leased, licensed, or otherwise disposed, or agreed to sell, assign, transfer, lease, license, or otherwise dispose of, any of the Acquired Assets (whether tangible or intangible), except in the Ordinary Course of Business;

(j)         disposed of or permitted to lapse any right to use any Business Intellectual Property or disposed of or disclosed to any Person not authorized to have such information any of Business Intellectual Property not previously a matter of public knowledge or existing in the public domain;

(k)        granted, or agreed to grant, any license or sublicense of, assigned, or transferred Business Intellectual Property or material rights under any Business Intellectual Property, except in the Ordinary Course of Business pursuant to customer, vendor, supplier or manufacturer Contracts that grant non-exclusive licenses to such parties;

(l)          granted or incurred any obligation for any increase in the compensation of any employee of Seller (including any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except for raises to employees in the Ordinary Course of Business;

(m)        terminated, amended, or modified any Material Contract or agreed to do so;

(n)         taken any other action that is not in the Ordinary Course of Business or provided for in this Agreement; or

(o)         agreed in writing to do any of the foregoing.

4.7        Material Contracts.

(a)         Schedule 4.7 contains a complete and accurate list of all Contracts (with specific reference to the subsection of this Section 4.7(a) to which such Contract relates) that are primarily used by Seller in or necessary for the operation of the Business or the use of the Acquired Assets to which (x) Seller or its Affiliate is a party or by which it is bound or

(y) any asset or property of the Business (including any Acquired Asset or Assumed Liability) is subject, that is described in any of the following subsections and, in each case, which Contract remains in effect (such contracts and agreements being the “Material Contracts”):

(i)         all Contracts involving aggregate consideration in excess of $100,000;

(ii)        all Contracts which cannot be cancelled without penalty or without more than ninety (90) days’ notice;

(iii)       all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iv)       all Contracts that provide any customer of Seller with pricing, discounts, or benefits that change based on the pricing, discounts, or benefits offered to other customers of Seller, including any agreement containing a “most favored nation” provision;

(v)        any Contract with any Affiliate, or current or former officer, or director, of Seller;

(vi)       all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental, or other Liability of any Person (other than as expressly set forth on the face of any customer, vendor, supplier or manufacturer Contracts);

(vii)      all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person, or any real property (whether by merger, sale of equity, sale of assets, or otherwise);

(viii)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales representative, sales promotion, market research, marketing consulting, and advertising Contracts, and any other agreement relating to the sale or distribution of products or services to or by other Persons;

(ix)       all employment agreements and Contracts with individual natural person independent contractors or consultants (or similar arrangements);

(x)        except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(xi)       all Contracts with any Governmental Authority;

(xii)      all Contracts that contain covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring, or engagement of any Person or the solicitation of any customer) of Seller or any of its Affiliates, (B) limit the freedom of Seller or any of its Affiliate (including, after the Closing, Purchaser  or any of its Affiliates) thereof to engage in any line of business or compete with any Person, including restricting the development, manufacture, marketing, or distribution of products or services, or (C) provide exclusivity to any Person with respect to any product or service;

(xiii)     all joint venture, partnership, or similar Contracts;

(xiv)     all Contracts for the sale of any of the Acquired Assets or for the grant to any Person of any option, right of first refusal, or preferential or similar right to purchase any of the Acquired Assets;

(xv)      all Contracts with respect to the Leased Real Property;

(xvi)     any Contract under which Seller is lessee of, or holds or operates, any personal property owned by any other Person;

(xvii)    all Contracts under which Seller uses, or has a right or license granted to it, with respect to any Business Intellectual Property (other than readily available off-the- shelf software licenses that cost less than $5,000 in the aggregate per year to replace);

(xviii)   any Contract whereby Seller has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend, or otherwise assume or incur any obligation or Liability with respect to the infringement or misappropriation of any Business Intellectual Property (other than as expressly set forth on the face of any customer , vendor, supplier or manufacturer Contracts);

(xix)     any Contract with respect to Business Intellectual Property licensed, sold, transferred, leased, or otherwise provided to any third party (other than as expressly set forth on the face of any customer, vendor, supplier or manufacturer Contracts);

(xx)      all powers of attorney with respect to the Business or any Acquired Asset;

(xxi)     all collective bargaining agreements or Contracts with any union, if any; and

(xxii)    all other Contracts that are material to the Acquired Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7(a);

provided, however, under no circumstances will any non-disclosure or confidentiality agreement between Seller and a third party (“AV NDA”) be deemed a “Material Contract” or be required to be listed on Schedule 4.7(a).

(b)         Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, could constitute an event of default under any Material Contract or result in a termination thereof or could cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been delivered to Purchaser. There are no material disputes pending or, to the Knowledge of Seller, threatened under any Material Contract included in the Acquired Assets.

4.8        Title to and Condition of the Acquired Assets.

(a)         Title to the Acquired Assets. Seller is the absolute owner, except for leasehold items, of all rights, properties (including Business Intellectual Property, subject to Schedule 4.12(c) in which Seller is a valid licensee to the Business Intellectual Property), and interests in properties of, and with good and marketable title to, the Acquired Assets, whether personal, mixed, tangible or intangible. The Acquired Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Encumbrances other than Permitted Encumbrances.

(b)         Condition of the Acquired Assets. Except as disclosed in Schedule 4.8(b), all of the tangible Acquired Assets are (i) in sufficient working order, operating condition and state of repair (including normal wear and tear based on age and nature of use) for continued use in the Business as currently conducted, (ii) adequate and sufficient for the operation of the Business as currently conducted, (iii) to the Knowledge of Seller, free of any known structural or engineering defects, (iv) have been maintained in accordance with the standards of any manufacturer or any Governmental Authority or other governmental or regulatory entity in all material respects, and (v) are in the possession or control of Seller or Seller’s suppliers or third party logistic service providers. The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, that are used in and necessary to conduct the Business, other than the Excluded Assets and such assets as made available for Purchaser use pursuant to the Transition Services Agreement.

4.9        Inventory. All Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective, or slow-moving items, all of which have been written off or written down to net realizable value (or for which adequate reserves have been established) in the April 2018 Balance Sheet. All Inventory is owned by Seller free and clear of all Encumbrances (other than Permitted Encumbrances), and no Inventory is held on a consignment basis. Seller’s policy for valuation of inventory, including the determination of obsolete or excess inventory, requires Seller to perform a detailed assessment of inventory at each balance sheet date, which includes a review of, among other factors, an estimate of future demand for products within specific time horizons, valuation of existing inventory, as well as product lifecycle and product development plans. Inventory reserves are also provided to cover risks arising from slow-moving items. Seller writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based on assumptions about future demand and market conditions. Seller may be required to record additional inventory write-downs if actual market conditions are less favorable than those projected by Seller’s management.

4.10      Real Property.

(a)         Seller does not own fee simple title to any real property used or held for use by Seller for the conduct of the Business as currently conducted.

(b)         Schedule 4.10(b) sets forth each parcel of Leased Real Property and Leased Charging Station, and a true and complete list of all leases, subleases, licenses, concessions, and other Contracts (whether written or oral), including all amendments, extensions renewals, guaranties, assignments and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property or Leased Charging Station (collectively “Leases”). Seller has delivered to Purchaser a true and complete copy of each Lease. With respect to each Lease, Seller represents and warrants as follows:

(i)          such Lease is valid, binding, enforceable, and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property and the Leased Charging Station;

(ii)         No rents or pass-throughs have been prepaid except as reflected in the Lease;

(iii)       The current amount of Seller’s security deposit held by any lessor with respect to the Lease equals or exceeds the amount set forth in the Lease;

(iv)        The Lease has not been modified, orally or in writing, since its execution, except as set forth in the documents attached hereto as Schedule 4.10(b);

(v)         The improvements and space required to be provided by lessor or Seller have been furnished and completed in all respects to the satisfaction of Seller, and all promises of an inducement nature by Seller or lessor have been fulfilled;

(vi)        To the Knowledge of Seller, there are no uncured defaults by Seller or lessor under the Lease;

(vii)       There are no disputes between any Person and Seller concerning the Lease, the related real property, or the improvements thereon;

(viii)     To the Knowledge of Seller, there is no prior sale, transfer, assignment, or encumbrance of any Person’s interest in the Lease;

(ix)        All alterations or additions to the Leased Real Property that have been made by Seller were done in accordance with the terms of the applicable Lease and in compliance with all Laws;

(x)         The guaranties of the guarantors in each Lease (if any) are still in force and effect;

(xi)        Seller is not currently the subject of a bankruptcy proceeding and to the Knowledge of Seller, the lessor of any of the Leases is not involved in such proceeding;

(xii)       Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, could constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(xiii)     Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, could constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(xiv)      Seller is in full and complete possession of the Leased Real Property and Leased Charging Stations and has not subleased, assigned or otherwise granted to any Person the right to use, outside of the Ordinary Course of Business for general commercial use, or occupy such Leased Real Property or the Leased Charging Stations or any portion thereof; and

(xv)       Seller has not pledged, mortgaged, or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property or the Leased Charging Stations and has not entered into any agreement with the holder of any mortgage or other security instrument encumbering the Leased Real Property or the Leased Charging Stations.

(c)         Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property or the Leased Charging Stations, (ii) existing, pending, or threatened condemnation proceedings affecting the Leased Real Property or the Leased Charging Stations, or (iii) existing, pending, or threatened zoning, building code, or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property or the Leased Charging Stations as currently operated. Neither the whole nor any material portion of any Leased Real Property or the Leased Charging Stations have been damaged or destroyed by fire or other casualty.

(d)         Except as disclosed on Schedule 4.10(d), the Leased Real Property and Leased Charging Stations are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

4.11      Customers and Suppliers.  Schedule 4.11 sets forth a correct and complete list of the top ten (10) customers and top ten (10) suppliers of Seller by dollar volume relating to the Business for the twelve (12) months ended April 30, 2018, and indicates with respect to each the name, address, and dollar volume of business with Seller. No customer or supplier required to be disclosed on Schedule 4.11 has terminated or materially reduced, or, to the Knowledge of Seller, plans to terminate or materially reduce, its purchases from or sales to Seller.

4.12      Intellectual Property.

(a)         Schedule 4.12(a) sets forth a true, correct, and complete list and description of all Business Intellectual Property that has been registered or in which an application for such registration has been filed, including the respective registration or application numbers and the names of all registered owners. Seller is in compliance with all Laws applicable to such Intellectual Property and Seller’s ownership and use thereof.

(b)         Except as otherwise set forth on Schedule 4.12(b):

(i)          Seller is the sole and exclusive owner of all right, title and interest in and to all of the Business Intellectual Property owned by Seller, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the intellectual property rights of others;

(ii)         no royalties, honorariums or fees are payable to Seller by any Person by reason  of the ownership or use of any of the Business Intellectual Property, and with the exception of commercial off-the-shelf software and material licenses that constitute a portion of Business Intellectual Property no royalties, honorariums or fees are payable by Seller to any third party for use of any third party intellectual property;

(iii)       there have been no claims made against Seller asserting the invalidity, abuse, misuse, or unenforceability of any of the Business Intellectual Property and, to the Knowledge of Seller, no grounds for any such claims exist;

(iv)        Seller has not made any claim of any violation or infringement by others of any of the Business Intellectual Property or interests therein and, to the Knowledge of Seller, no grounds for any such claims exist;

(v)         Seller has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Business, and, to the Knowledge of Seller, neither the use of the Business Intellectual Property nor the operation of the Business is infringing or has infringed upon any intellectual property rights of others;

(vi)        Except for (i) the Licensed AV Marks, and (ii) the licensed rights contained in the License Back, the Business Intellectual Property includes all Seller-owned and licensed intellectual property rights necessary for Seller to conduct the Business as presently being conducted;

(vii)       with the exception of commercial off-the-shelf software and material licenses included with the sale of goods or services, no interest in the Business Intellectual Property has been assigned, transferred, licensed, or sublicensed by Seller to any Person;

(viii)     to the extent that any item constituting part of the Business Intellectual Property has been registered with, filed in or issued by any Governmental Authority, such registrations, filings, or issuances are listed on Schedule 4.12(a) and were duly made and remain in full force and effect;

(ix)        there has not been any act or failure to act by Seller or any of its directors, officers, employees, attorneys, or agents during the prosecution or registration of, or any other proceeding relating to, any of the Business Intellectual Property or of any other fact which could reasonably be expected to render invalid or unenforceable, or negate the right to issuance of, any of the Business Intellectual Property;

(x)         no former or current employees, agents, consultants, or independent contractors of Seller have (A) asserted any claim against Seller in connection with such Person’s involvement in the conception and development of any Business Intellectual Property, and to the Knowledge of Seller no such claim has been threatened, or (B) been named as an inventor on any patent or pending patent application for any device, process, design, or invention of any kind now used or needed by Seller in the furtherance of the Business, except for inventions that have been assigned to Seller, with an assignment thereof duly recorded in the United States Patent and Trademark Office; and

(xi)        to the extent any of the Intellectual Property constitutes proprietary or confidential information, Seller has reasonably safeguarded such information from disclosure.

(c)         Schedule 4.12(c) sets forth a true, correct, and complete list of all license agreements as to which Seller is a party and pursuant to which Seller is authorized to use, or authorizes any third party to use, any Business Intellectual Property (other than commercial off-the- shelf software licenses, or as expressly set forth on the face of any customer, vendor, supplier or manufacturer Contract). Neither Seller nor any other Party is in violation or default in any material respect of any such license agreements.

(d)         Seller has made the $250,000.00 payment to Bassi S.r.l. (“Bassi”) to acquire a license of Bassi’s intellectual property, relating to an agreement between Seller and Bassi executed June 12, 2014.

4.13      Insurance. Seller maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, that is in form and amount as customary for the Business and as may be additionally required under the terms of any Material Contract. Schedule 4.13 sets forth, with respect to the Business, a complete and correct list of all insurance policies and fidelity bonds maintained by Seller as of the Effective Date, including coverage amounts, deductibles applicable to each such policy;. Each insurance policy and bond is in full force and effect, all premiums due and payable thereon have been paid, and Seller is in full compliance with the terms of such policies and bonds. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, disputed, or denied.

4.14      Litigation. Except as otherwise set forth on Schedule 4.14, with respect to the Business, there is no (a) Action pending or, to the Knowledge of Seller, threatened against or affecting Seller or pending or, to the Knowledge of Seller, threatened against or affecting any of the Acquired  Assets or the transactions contemplated hereby; (b) governmental inquiry or investigation pending or, to the Knowledge of Seller, threatened against or affecting Seller (including, without limitation, any inquiry as to the qualification of Seller to hold or receive any license or other Permit); or (c) governmental inquiry or investigation pending or, to the Knowledge of Seller, threatened against or affecting any of the Acquired Assets, and there is no reasonable basis for any of the foregoing. Seller is not in default with respect to any Order of any Governmental Authority related to the Business (x) served upon Seller or (y) that, to the Knowledge of Seller, exists. There is no Action pending, threatened or contemplated by Seller against any other Person with respect to the Business. Schedule 4.14 includes a true, correct, and complete list of any material Action relating to Seller with respect to the Business that was pending, settled, or adjudicated since January 1, 2012.

4.15      Warranties; Product Liability.

(a)         There have been no pending or, to the Knowledge of Seller, threatened claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold by Seller prior to the Closing Date relating to the Business that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in Seller’s books and records in accordance with GAAP. All of the services rendered by Seller (whether directly or indirectly through independent contractors or other Persons) relating to the Business have been performed and all the products sold by the Business have been sold, in each case in conformity with all express warranties and all applicable Contracts, and Seller has no, nor shall Seller have any, Liability or obligation for replacement or repair or for other damages relating to or arising from any such services or products, except for amounts incurred in the Ordinary Course of Business which are immaterial individually and in the aggregate and not required by GAAP to be disclosed in the Financial Statements. Except as otherwise set forth on Schedule 4.15(a), no Assigned Contract with any of Seller’s customers with respect to the Business contains any unusual warranty, indemnity, or other provisions that could impose material liability on Seller (or Purchaser after the Closing). Other than customer warranty claims incurred in the Ordinary Course of Business, Seller has not incurred any warranty claims during any of the last three (3) completed fiscal years relating to the Business.

(b)         Except as otherwise set forth on Schedule 4.15(b), there is no claim asserted, nor, to the Knowledge of Seller, the basis of any claim, against Seller for injury to person or property of employees or any third Persons suffered as a result of the manufacture, sale, or distribution of any product or the performance of any service by Seller relating to the Business, including claims arising out of the allegedly defective or unsafe nature of any product or the negligent performance of, or failure to perform, any service or work done by Seller. There are no Liabilities, obligations, or threatened claims for warranty obligations relating to the Business other than those arising in the Ordinary Course of Business.

4.16      Reserved.

4.17      Permits; Compliance with Laws. Seller has obtained on behalf of the Business all Permits required to carry on the Business as presently conducted, except where such failure to obtain a Permit would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Seller is in compliance in all material respects with the requirements, terms, and conditions of each Permit. Schedule 4.17 sets forth a list of all Permits Seller has obtained with respect to the Business. Seller has not received notice of any violation of any applicable Law (including, without limitation, any applicable building, occupancy, zoning or other law, ordinance, or regulation) affecting the Acquired Assets or the Business, and to the Knowledge of Seller there are no such violations. Except as set forth on Schedule 4.17, Seller has materially complied with all, and is not in material violation of any, Laws (including, without limitation, any applicable insurance regulation or other law, ordinance, or regulation) affecting the Business, the Acquired Assets or the prospects of the Business.

4.18      Employee Benefit Plans.

(a)         Schedule 4.18(a) contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock- based, change in control, retention, severance, vacation, paid time off, welfare, fringe- benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current employee of the Business or any spouse or dependent of such individual or with respect to which Purchaser or any of its Affiliates could reasonably be expected to have any material Liability (each, a “Benefit Plan”).

(b)         With respect to each Benefit Plan (i) no such plan is a multiemployer plan within the meaning of Section 3(37) of ERISA; and (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan.

(c)         Neither the Seller nor any Affiliate during the past five years has maintained, established, sponsored, participated in, contributed to or otherwise incurred any Liability with respect to any defined benefit pension plan or other type of plan that is subject to Title IV of ERISA or Section 412 of the Code, or a “multiple employer plan” as defined under ERISA and the Code.

(d)         Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) result in the Purchaser or any of its Affiliates incurring any material obligation or Liability under or with respect to any Benefit Plan; (ii) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

4.19      Labor and Employment Matters.

(a)        Schedule 4.19(a) contains a true, correct, and complete list of all employees of Seller with respect to the Business as of the Effective Date, together with their respective job title, current base salary or hourly wage rate, any bonus amounts paid with respect to Seller’s 2017 fiscal year (shown separately), and status as exempt or non-exempt for overtime. Schedule 4.19(a) also contains a true, correct, and complete list of all individual natural person independent contractors who have provided services to Seller with respect to the Business for a period of six (6) consecutive months or longer at any time since January 1, 2017 (except for businesses operating as independent contractors). Since January 1, 2017, no independent contractor providing services to the Business has canceled, terminated, or made any threat to Seller to cancel or otherwise terminate his, her, or its relationship with Seller, or to materially change the pricing or other terms applicable to his, her, or its sale or provision of services to Seller or materially reduce his, her, or its business relationship with Seller. Except as set forth on Schedule 4.19(a), Seller has no employees or individual natural person independent contractors related to the Business outside of the United States.

(b)        Except as otherwise set forth on Schedule 4.19(b), there are no union, collective bargaining, employment, or severance agreements to which Seller is a party or by which Seller is otherwise bound.

(c)         Except as otherwise set forth on Schedule 4.19(c), since January 1, 2012, there have not been any (i) work stoppages, strikes, labor disputes, or other material controversies between Seller and any of its employees; (ii) labor union grievances or organizational efforts; or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

(d)        Since January 1, 2012, there have not been any wage and hour claims by any employee of Seller nor, to the Knowledge of Seller, are there any wage and hour claims currently threatened by any employee of Seller.

(e)         Except as otherwise set forth on Schedule 4.19(e), no Key Employee has provided notice to Seller of his or her intent to terminate his or her employment with Seller.

(f)         Seller is not a party to any Contract, and Seller has not established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for Seller upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(g)        With respect to the Business, Seller (i) is in material compliance with applicable Laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Reconciliation Act; the Americans with Disabilities Act of 1990, as amended; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Family & Medical Leave Act; the California Family Rights Act; the Equal Pay Act, the California Code of Regulations, the Genetic Information Nondiscrimination Act, the Uniformed Services Employment and Reemployment Rights Act, the Lilly Ledbetter Fair Pay Act of 2009, the Rehabilitation Act of 1973, the California Constitution, the United States Constitution, all provisions of the California Labor Code; the California Fair Employment and Housing Act.; the California Business & Professions Code; the applicable wage orders of the Industrial Welfare Commission, the Age Discrimination in Employment Act, including amendments, and the Older Workers Benefit Protection Act, with respect to employment claims whether based on tort, contract or any federal, state or local law, statute or regulation or Constitution or based on or related to, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, retaliation or harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including but not limited to, minimum wage, overtime wages or other earned compensation or accrued vacation or paid time off, equal pay,), compensation and hours of work, in each case with respect to its employees, except where the failure of compliance would not have a Material Adverse Effect on the Business; (ii) has accurately and timely withheld and reported all amounts required by applicable Law or by Assigned Contract to be withheld and reported with respect to wages, salaries and other payments to the employees, consultants, and independent contractors of the Business; (iii) has timely issued accurate wage statements for all of its employees and has maintained such statements for the duration of time required by Law to be maintained; (iv) is not liable as of the Balance Sheet Date for any arrears of wages, late payment of wages, or any Taxes or any penalty for failure to comply with the Laws applicable to the foregoing; (v) is not liable as of the Balance Sheet Date for any payment to any trust or other fund governed  or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practices); and (vi) has no leased employees.

(h)        Seller has properly classified all individuals who perform services related to the Business for Seller as an employee or independent contractor who is a natural person and as exempt or non-exempt, or any other classifications under applicable Law, and there is no Action or proceeding pending or, to the Knowledge of Seller, threatened that challenges such classifications.

(i)         Seller is employing individuals who are lawfully authorized to work in the United States and Seller has been is currently is in compliance with all applicable Laws of the United States regarding immigration and/or employment of non-citizen workers. Seller has not been notified of any pending or threatened investigation by any branch or department of

U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and Seller has not received any “no match” notices from ICE, the Social Security Administration or the IRS within the previous twelve (12) months of the Effective Date.

(j)         Seller has not laid off any employees related to the Business within the six (6) months prior to the Closing Date and, contingent upon the Purchaser’s performance consistent with Section 7.2 hereunder, Purchaser shall not have any liability or obligations under or with respect to the Workers Adjustment and Retraining Notification Act in connection with any of the transactions contemplated hereby.

(k)        The employment of all Persons and officers currently employed by Seller with respect to the Business is terminable at will. All material sums due for employee compensation and benefits have been duly and adequately accrued on the financial statements of Seller as of the Balance Sheet Date to the extent required by GAAP applied on a consistent basis. All accrued vacation time owing to any employees of Seller with respect to the Business has been duly and adequately accrued on the accounting records of Seller as of the Balance Sheet Date in accordance with GAAP applied on a consistent basis.

4.20      Environmental Matters. Seller is and has been in material compliance with all applicable Environmental Laws and has obtained and is and has been in material compliance with all Environmental Permits in connection with the conduct or operation of the Business and the ownership or use of the Acquired Assets. There are no claims pursuant to any Environmental Law pending or, to the Knowledge of Seller, threatened against Seller in connection with the conduct or operation of the Business or the ownership or use of the Acquired Assets or Leased Real Property. There has been no release or threatened release of any hazardous substance on, upon, into or from any site currently or, to the Knowledge of Seller, previously owned, leased, or otherwise operated or used by Seller (or any of its predecessors) that would reasonably be expected to result in material Liability with respect to the Business. Seller has delivered to

Purchaser true, accurate, and complete copies of all material environmental reports, notices of liability or to comply under Environmental Laws, Environmental Permits, pending Environmental Permit applications, and environmental studies or assessments in Seller’s possession. The representations and warranties contained in this Section 4.20 are the only representations and warranties being made with respect to compliance with or Liability under Environmental Laws or with respect to any environmental matter, including natural resources, related to the Business, the Acquired Assets or Seller’s ownership or operation thereof.

4.21      Taxes.

(a)         (i) All Taxes owed by Seller (whether or not shown as due and payable on any Tax return) have been paid; (ii) all Tax returns (including information returns or statements) required to be filed by Seller prior to the Closing Date with respect to the operation of the Business have been or will be filed on or before the Closing Date in accordance with all applicable Laws; (iii) all such Tax returns are correct and complete; (iv) the Acquired Assets are not and will not be encumbered by any Encumbrances arising out of unpaid Taxes (other than Permitted Encumbrances); and (v) all Taxes that Seller was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly and timely paid to the appropriate Governmental Authority.

(b)         Schedule 4.21(c) sets forth each jurisdiction (other than United States federal) in which Seller files or has filed, a Tax return since January 1, 2010 with respect to the Business or the Acquired Assets. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)         Except as set forth on Schedule 4.21(c), no examination or audit of any Tax return of Seller by any Governmental Authority is currently in progress or, to the Knowledge of Seller, threatened or contemplated and no such examination or audit has occurred during the past five (5) years. No written claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax returns with respect to the Business or the Acquired Assets that Seller may be subject to taxation by that jurisdiction.

4.22      Relationship with Related Parties. No Related Party has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. Except as set forth on Schedule 4.22, with respect to the Business, Seller does not acquire any materials, products, or services from any Related Party necessary for or used in the conduct and operations of the Business other than materials, products, or services that are generally obtainable, or for which comparable replacement products are generally obtainable, from a source or supplier other than a Related Party on commercially reasonable terms within a commercially practicable timeframe or as would not, individually or in the aggregate, be reasonably expected to be material to the Business. Schedule 4.22 sets forth a list of all Contracts between Seller, on the one hand, and any Related Party, on the other hand, with respect to the Business or the Acquired Assets. Seller does not own of record or as a beneficial owner an equity interest or any other financial or profit interest in any Person that has engaged in any competing business, except for ownership of less than one percent (1%) of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the- counter market.

4.23      Absence of Certain Business Practices.

(a)         None of the Seller or any director, officer, or employee of Seller, or any other Person acting on behalf of or associated with Seller, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, agent, supplier, or any employee or agent of any customer, agent, or supplier; or (ii) directly or indirectly given or agreed to give any money, gift, or similar benefit to any customer, agent, supplier, or any employee or agent of any customer, agent, or supplier, any official or employee of any Governmental Authority (domestic or foreign), any political party or candidate for office (domestic or foreign), or any other Person who was, is, or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction), in each case which (A) could reasonably be expected to subject Seller to any damage or penalty in any civil, criminal, or governmental Action or proceeding, (B) if not given in the past, could reasonably be expected to have had an adverse effect on the Business, results of operation, prospects, properties, financial condition, liabilities, cash flows, or working capital of Seller, or (iii) if not continued in the future, could reasonably be expected to adversely affect the Business, results of operations, prospects, properties, financial condition, liabilities, cash flows, or working capital of Seller.

(b)         None of Seller or any director, officer, or employee of Seller, or any other Person acting on behalf of or associated with Seller is aware of any action, or any allegation of any action, or has taken any action, directly or indirectly, (i) that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, 15 USC §§ 78dd-1, et seq., as amended, and the rules and regulations thereunder (“FCPA”), or other relevant multilateral measures such as the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the United Nations Convention Against Corruption, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as defined under the FCPA) or employee, political party or campaign, or official of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or (ii) that would constitute an offer to pay, a promise to pay, or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent, or representative of another company or entity in the course of their business dealings with Seller, in order to induce such person to act against the best interest of his or her employer or principal.

4.24      Export Compliance.

(a)         With respect to the Business, to the Knowledge of Seller, during the last three (3) years: (i) Seller is and has been in compliance in all material respects with applicable provisions of U.S. export control Laws, including, without limitation, the International Traffic in Arms Regulations, the Export Administration Regulations, the economic sanctions regulations and guidelines administered by the Department of Treasury, Office of Foreign Assets Control and the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), as amended, and the export control Laws of the other countries where it conducts business to the extent applicable to the Business; and (ii) Seller has not received any notice of noncompliance or warnings from Government Authorities with respect to its compliance with export control Laws applicable to the Business.

(b)         With respect to the Business, to the Knowledge of Seller, it is not, except as permitted by Law, conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods, or services to or for the benefit of any Prohibited Person, engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempting to violate, any of the prohibitions dealing with a Prohibited Person.

(c)         Seller is not a Prohibited Person.

4.25      Brokers. Except as set forth on Schedule 4.25, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

4.26      Customs Compliance. With respect to the Business, to the Knowledge of Seller, during the last five (5) years Seller is and has been in compliance in all material respects with applicable provisions of all Customs laws and regulations, including without limitation the Tariff Act of 1930, as amended, and all other laws and regulations applicable to products imported by the Seller; has not received a notice of violation of such laws and regulations; has not been and is not currently the subject of a focused assessment or other audit conducted by U.S. Customs and Border Protection; and no penalty or liquidated damages claims have been initiated by U.S. Customs and Border Protection against the Seller.

4.27      No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including no representation or warranty as to the accuracy or completeness of any information regarding the Business and the Acquired Assets furnished or made available to Purchaser and its Representatives (including any information, documents or material delivered to or made available to Purchaser by Mooreland Partners or in the Intralinks Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Seller to enter into and perform this Agreement, Purchaser hereby represents and warrants to Seller the following as of the Effective Date:

5.1        Organization and Good Standing. Purchaser is duly organized and in valid existence as a corporation under the laws of the State of Delaware and has the power to own its property and carry on its business as now being conducted.

5.2        Authorization; Enforceability. Purchaser has full corporate power and authority to make, execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and each of the documents hereunder to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Seller in accordance with its terms.

5.3        No Conflicts; Consents. The execution, delivery, and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a)  conflict with or result in a violation or breach of, or default under, any provision of the organizational and governing documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Order of a Governmental Authority applicable to Purchaser; or (c) require the consent, notice, or other action by any Person under any Contract to which Purchaser is a party.

5.4        Legal Proceedings. There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

5.5        Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

5.6        Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

5.7        Parent Guaranty. Parent of Purchaser, Webasto Roof Systems Inc., a Delaware corporation (“Parent”) irrevocably guarantees each and every representation, warranty, covenant, agreement, and obligation of Purchaser and the full and timely performance of Purchaser’s obligations under this Agreement and the documents contemplated hereunder (including the Transition Services Agreement and the ancillary agreements contemplated therein). This is a guarantee of, including without limitation, payment and performance, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Purchaser’s obligations or liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee.

5.8        Prohibited Person. Purchaser is not a Prohibited Person nor, except as permitted by Law, is Purchaser conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods, or services to or for the benefit of any Prohibited Person, engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose or intent of evading or avoiding, or attempting to violate, any of the prohibitions dealing with a Prohibited Person.

5.9        No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5, Purchaser has not made and does not make any other express or implied representation or warranty, either written or oral, as to the Purchaser or this Agreement.

ARTICLE 6

CLOSING CONDITIONS

6.1        Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by Seller in its discretion by delivery of a written notice to that effect to Purchaser.

(a)         Truth of Representations and Warranties. All of the representations and warranties of Purchaser contained in this Agreement, the documents contemplated hereunder, and any certificate or other writing delivered pursuant hereto are true and correct in all material respects if not qualified by materiality, or in all respects if so qualified, on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)         Performance. Purchaser shall have duly performed and complied in all material respects with all obligations, agreements, covenants, and conditions required by this Agreement and each of the documents contemplated hereunder to be performed or complied with by it prior to or on the Closing Date; provided, that,  with respect to obligations, agreements, covenants, and conditions that are qualified by materiality, Purchaser shall have performed such obligations, agreements, covenants, and conditions, as so qualified, in all respects.

(c)         Closing Deliveries. Purchaser shall have delivered or caused to be delivered to Seller the items set forth in Section 3.3.

(d)         Approval. Seller shall have obtained approval from its board of directors with respect to the consummation of the transactions contemplated by this Agreement.

(e)         Additional Documents. Purchaser shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

6.2        Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by Purchaser in its sole discretion by delivery of a written notice to that effect to Seller.

(a)         Truth of Representations and Warranties. All of the representations and warranties of Seller contained in this Agreement, the documents contemplated hereunder, and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects if not qualified by materiality, or in all respects if so qualified, on and as of the Effective Date and on and as of the Closing Date as if then made (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), giving effect to any supplement to any Disclosure Schedule (as required under Section 7.6(a)) solely as to the determination applicable to representations and warranties on and as of the Closing Date.

(b)         Performance. Seller shall have duly performed and complied in all material respects with all obligations, agreements, covenants, and conditions required by this Agreement and each of the documents contemplated hereunder to be performed or complied with by it prior to or on the Closing Date; provided, that,  with respect to obligations, agreements, covenants, and conditions that are qualified by materiality, Seller shall have performed such obligations, agreements, covenants, and conditions, as so qualified, in all respects.

(c)         No Material Adverse Effect. There shall have occurred no Material Adverse Effect, or any development that could be reasonably likely to result in a Material Adverse Effect.

(d)         No Actions. No Action shall have been commenced against Purchaser or Seller that would prevent the Closing and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)         Release of Encumbrances. Other than Permitted Encumbrances, all Encumbrances relating to the Acquired Assets shall have been released in full, and Seller shall have delivered to Purchaser written evidence, in form satisfactory to Purchaser in its sole discretion, of the release of such Encumbrances.

(f)         Consents. All approvals, consents, and waivers that are listed on Schedule 4.3 shall have been received, and executed counterparts thereof shall have been delivered to Purchaser at or prior to the Closing.

(g)         Permits. Purchaser shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date, except (i) where failure to obtain such Permit would not have a Material Adverse Effect on the conduct of the Business, (ii) where Purchaser may lawfully rely on services provided pursuant to the Transition Services Agreement prior to receipt of such Permit, or (iii) where Purchaser may engage a third-party provider for Business activities requiring a Permit using commercially reasonable efforts upon commercial terms reasonably acceptable to Purchaser.

(h)         Closing Deliveries. Seller shall have delivered or caused to be delivered to Purchaser the items set forth in Section 3.2.

(i)          Approval. Purchaser shall have obtained approval from the executive board of Webasto SE and the supervisory board of Webasto SE with respect to the consummation of the transactions contemplated by this Agreement.

(j)          Additional Documents. Seller shall have delivered to Purchaser such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(k)         Benchmark. Purchaser shall have entered an agreement with Benchmark Electronics, Inc., the material terms of which shall not be materially different than such terms in the current agreement between Seller and Benchmark Electronics, Inc., that in Purchaser’s reasonable business judgment allows Purchaser to conduct the Business as it relates to Benchmark Electronics, Inc. as conducted by Seller as of the Closing Date.

(l)          Key Employees. Purchaser shall have received executed Employment Agreements from at least eleven (11) of the fifteen (15) Key Employees listed on Schedule 2.

ARTICLE 7

COVENANTS

7.1        Conduct of Business Prior to the Closing. From the Effective Date until the Effective Time, except as otherwise provided in this Agreement or consented to in writing by Purchaser, Seller shall (a) conduct the Business in the Ordinary Course of Business, (b) use reasonable best efforts to maintain and preserve intact its current Business organization and operations and to preserve the rights, goodwill, and relationships of its employees, customers, lenders, suppliers, regulators, and others having relationships with the Business, and (c) not dispose of or acquire any asset other than in the Ordinary Course of Business. Without limiting the foregoing, from the Effective Date until the Closing Date, Seller shall:

(a)         preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets;

(b)         pay the debts, Taxes, and other obligations of the Business when due;

(c)         continue to collect Receivables in a manner consistent with past practice, without discounting such Receivables outside the Ordinary Course of Business;

(d)         maintain the properties and assets included in the Acquired Assets in the same condition as they were on the Effective Date, subject to reasonable wear and tear;

(e)         continue in full force and effect without modification all insurance policies related to the Business, except as required by applicable Law;

(f)         defend and protect the properties and assets included in the Acquired Assets from infringement or usurpation;

(g)         perform all of its obligations under all Assigned Contracts;

(h)         maintain the books and records of the Business in accordance with past practice;

(i)          comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Acquires Assets;

(j)          provide to Purchaser the services identified on Schedule 7.1(j), which shall be at no additional cost to Purchaser, except as set forth regarding facilities below; provided however, if Purchaser requests any services or systems testing outside of the scope of the services and testing identified on Schedule 7.1(j) for Information Technology, (i) Purchaser and Seller shall use good faith reasonable efforts to agree upon the terms and conditions of providing any such additional services, and (ii) Purchaser shall be solely responsible for all costs and amounts associated with such additional services, and provided, further, Purchaser shall provide Seller $75,000 towards the costs of the facilities-related services set forth on Schedule 7.1(j), to be paid to Seller within 10 business days of the Effective Date;

(k)         reasonably cooperate in good faith to facilitate Purchaser’s inventory review; and

(l)          not take or permit any action that would cause any of the changes, events, or conditions described in Section 4.6 to occur.

7.2        Employees and Employee Benefits.

(a)         As of the Closing Date, and conditioned upon compliance with the Purchaser’s normal hiring processes and requirements, Purchaser shall make offers of comparable employment effective as of the Closing Date on an “at-will” basis to at least those employees of Seller who are actively employed by the Purchaser on the Closing Date and are listed on Schedule 7.2(a). Those individuals who accept such offer of employment from Purchaser shall be referred to herein as “Hired Employees”. Such offers of employment shall provide for: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Seller immediately prior to the Closing; (ii) welfare benefits that are no less favorable in the aggregate than those provided by the Seller immediately prior to the Closing; and (iii) severance benefits that are no less favorable than those benefits set forth in Schedule 7.2(a)(iv). Effective as of the Closing Date, Seller agrees to terminate the Hired Employees and they shall cease to be employees of Seller. The transactions contemplated hereby shall not constitute a severance of employment of any Hired Employee prior to the consummation of the transactions contemplated hereby, and each Hired Employee will have continuous and uninterrupted employment before and immediately after the Closing.

(b)         Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, independent contractor, or consultant of the Business, including, without limitation, hourly pay, bonus, salary, accrued unused vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date, and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date. Notwithstanding the foregoing, Seller shall pay, on or before the Closing Date, the bonus compensation and the unused accrued vacation amounts set forth in Schedule 7.2(b), relating to the current performance period up to the Closing Date, and such payments, to the extent payable to the Hired Employees, shall be recognized as an adjustment to net working capital.

(c)         Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits including, but not limited to, any and all claims before the Workers’ Compensation Appeals Board brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date in accordance with the governing plan documents. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date.

(d)         Each Hired Employee of the Business who becomes employed by Purchaser in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan, eligibility and vesting for purposes of any defined contribution retirement plan for his or her period of service with Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records and would otherwise be recognized under the corresponding Seller Benefit Plan; and (ii) that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Without limiting the foregoing, effective as of the Closing Date and thereafter, Purchaser shall, or shall cause one of its Affiliates to, (i) allow the Hired Employees to participate in each plan providing welfare benefits, including medical, life insurance, long-term disability insurance and long-term care insurance, as applicable, without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Hired Employees by a corresponding Benefit Plan immediately prior to the Closing Date and (ii) fully credit each Hired Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Hired Employee and his or her covered dependents under the Benefit Plans that are medical, dental, pharmaceutical or vision benefit plans prior to the Closing Date during the plan year in which the Closing Date occurs for the purpose of determining the extent to which such Hired Employee and his or her covered dependents have satisfied the deductible, co-payments, or maximum out- of-pocket requirements applicable to such Hired Employee and his or her covered dependents for such plan year under any new medical, dental, pharmaceutical or vision benefit plans that cover the Hired Employee after the Closing Date, as if such amounts had been paid in accordance with such plan. Seller agrees to cooperate in providing necessary and appropriate records and information to Purchaser in order for Purchaser to comply with the above covenants.

(e)         This Section 7.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.2, express or implied, shall confer upon any other person or party any rights or remedies of any nature whatsoever under or by reason of this Section 7.2. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.2 shall not create any right in any Hired Employee to any employment with the Purchaser or compensation or benefits of any nature or kind whatsoever.

(f)         Except as otherwise provided in this Agreement or required by applicable Law, from and after the Closing Date:

(i)         Seller shall retain Liability and responsibility for any and all employment and employee-benefit related Liabilities, obligations, claims or losses that relate to (A)  any employee (or his or her dependent or beneficiary) and that arise as a result of an event or events that occurred prior to the Closing Date, (B) any employee (or his or her dependent or beneficiary) who does not become a Hired Employee and that arise as a result of an event or events that occurred on or after the Closing Date and (C) any Benefit Plan.

(ii)        Purchaser shall assume and be solely responsible for any and all employment and employee-benefits related Liabilities, obligations, claims or losses that relate to any Hired Employee (or his or her dependent or beneficiary) and that arise as a result of an event or events that occurred the day immediately after the Effective Time.

7.3        Non-Competition; Non-Solicitation.

(a)        For a period of three (3) years commencing on the Closing Date (“Restricted Period”), Seller shall not, and shall not permit, cause, or encourage any other Person (including Seller’s Affiliates) to, directly or indirectly, (i) engage in or assist others in engaging in, or undertake any planning to engage in, all or any portion of the Business or any business that is competitive with all or any portion of the Business as currently conducted as of the Closing Date (“Restricted Business”) in the world (“Territory”); (ii) have an interest in any entity or Person that engages or plans to engage, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, equity holder, member, principal, agent, trustee, consultant, or otherwise; or (iii) cause, induce, or encourage any actual or prospective client, customer, or supplier (including any existing or former client, customer, or supplier of the Business and any Person that becomes a client, customer, or supplier of Purchaser after the Closing) to terminate or modify any such actual or prospective relationship to the Business.

(b)        During the Restricted Period, Seller shall not, directly or indirectly, hire or solicit any Hired Employee, or encourage any such Hired Employee to leave such employment or hire any such Hired Employee who has left such employment with the Purchaser, except pursuant to a general solicitation which is not directed specifically to any such Hired Employees or if any such Hired Employee voluntarily terminated employment with the Business more than 3 months prior to the date of hire by Seller.

(c)        Seller agrees that, following the Closing Date, it will not, directly or indirectly, publicly disparage or criticize Purchaser, Parent, known Affiliates of Purchaser and Parent, or the Business, management, products, or services of any of them. Purchaser agrees that, following the Closing Date, it will not, directly or indirectly, publicly disparage or criticize Seller, known Affiliates of the Seller, or the management, products or services of any of them.

(d)        Seller and Purchaser each acknowledge that a breach or threatened breach of  this Section 7.3 by one party would give rise to irreparable harm to the other party, for which monetary damages would not be an adequate remedy, and each hereby agrees that in the event of a breach or a threatened breach by the other party of any such obligations, the non-breaching party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach or threatened breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)        Seller and Purchaser each acknowledge that the restrictions contained in this Section 7.3 are reasonable and necessary to protect the legitimate interests of Purchaser and Seller including, but not limited to, the goodwill of the Business, and constitute a material inducement to each party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.3 should ever be adjudicated to exceed the time, geographic, product, or service or other limitations permitted by applicable Law in any jurisdiction, then such court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, or service or other limitations permitted by applicable Law. The Restricted Period will be tolled, and will not run, during the period of any breach by a party of any such covenants or obligations, and no alleged breach of any provision of this Agreement attributed to a party will operate to extinguish the other party’s obligation to comply with this Section 7.3.

7.4        Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, subject to Seller’s public reporting obligations under applicable law and national securities exchange rules and regulations, and except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates, or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Seller or any of its Affiliates or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by counsel in writing is legally required to be disclosed; provided, that Seller shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Seller shall notify Purchaser if it becomes aware of, and Purchaser shall notify Seller if it becomes aware of, any breach of a third party’s contractual confidentiality obligation under an AV NDA with respect to information related to the Business. Upon such notification, Seller shall use commercially reasonable efforts to assist Purchaser to mitigate such breach and enforce Seller’s rights pursuant to such AV NDA for the reasonable protection of the Business and benefit of the Purchaser.

7.5        Access to Information. Between the Effective Date and the Closing Date, Seller shall, during normal business hours, and upon Purchaser’s reasonable notice, provided that such access does not unreasonably interfere with the operation of Seller’s business, (a) give to Purchaser and its Representatives full access to all books, records (including all work papers and other documents of the Business and its accountants), plants, offices, and other facilities and properties related to the Business, (b) permit Purchaser to make such inspections thereof as Purchaser may reasonably request, and (c) cause the officers, employees, and advisors of Seller and the Business to furnish Purchaser with such financial and operating data and other information with respect to the Business as Purchaser may from time to time reasonably request. Any such inspection or investigation shall be conducted in such a manner as not to materially and adversely interfere with the operation of the Business. Purchaser shall at all times prior to the Closing hold confidential all information provided to Purchaser prior to the Closing by or on behalf of Seller or the Business in accordance with the terms of the Non-Disclosure Agreement dated October 1, 2017, between Seller and Webasto Thermo & Comfort SE.

7.6        Notification of Certain Matters. Between the Effective Date and the Closing, Seller will give prompt notice in writing to Purchaser of: (a) any information that indicates that any representation or warranty contained herein was not true and correct as of the Effective Date or will not be true and correct as of the Closing Date, (b) the occurrence of any event that will result, or has a reasonable prospect of resulting, in a Material Adverse Effect or in the failure to satisfy a condition specified in Article 6, and (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement not otherwise listed on Schedule 4.3. Notice or disclosure by Seller pursuant to Section 7.6(a) and/or (c) shall constitute an amendment or supplement to the Disclosure Schedules for purposes of completeness and accuracy as assessed as of and on the Closing Date, however, disclosure by Seller pursuant to Section 7.6(b) shall not be deemed to amend or supplement any Disclosure Schedule hereto, or to waive any such Material Adverse Effect or closing condition.

7.7        Refunds and Remittances. After the Closing, (a) if Seller or any of its Affiliates receive any refund or other amount that is an Acquired Asset or is otherwise due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser, and (b) if Purchaser or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller.

7.8        Third Party Consents; Permits. To the extent that Seller’s rights under any Contract or Permit constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts (which shall not require provision of material consideration or undertaking of formal dispute actions) to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Acquired Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Acquired Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Notwithstanding any provision in this Section 7.8 to the contrary, Purchaser shall not be deemed to have waived its rights under Section 6.2(e) hereof unless and until Purchaser either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing. Promptly after the Effective Date, Purchaser shall use commercially reasonable efforts to apply for and obtain all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Effective Date and as anticipated to be conducted by Seller as of the Closing Date.

7.9        Transfer Taxes.

(a)         Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes shall be borne and paid one-half by Seller and one-half by Purchaser when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such Taxes or fees (and Purchaser shall reasonably cooperate with respect thereto as necessary). Purchaser, on the one hand, and Seller, on the other hand, agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns with respect to, such Taxes.

(b)         After the Closing Date, Seller and Purchaser shall (and shall cause their respective Affiliates to): (i) provide reasonable assistance to the other party in preparing any Tax returns which such other party is responsible for preparing or filing; (ii) cooperate reasonably in preparing for any audit, claim, action, inquiry, notice of violation, proceeding, or assessment regarding Taxes relating to the Business, the Acquired Assets, or the Assumed Liabilities (a “Tax Matter”); (iii) make available to the other party and to any Governmental Authority as reasonably requested all information, records, and documents regarding Taxes relating to the Business, the Acquired Assets, or the Assumed Liabilities; (iv) provide timely notice to the other party in writing of any pending, proposed or threatened Tax Matter for taxable periods for which such other party may be liable; and (v) furnish the other party with copies of all correspondence received from any Governmental Authority in connection with any information request or Tax Matter with respect to any such taxable period, provided that a party’s cooperation pursuant to this Section 7.9(b) shall be at the other party’s sole cost and expense.

(c)         Seller and Purchaser agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

7.10      Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Purchaser.

7.11      Cooperation. During the period commencing on the Effective Date and prior to the Closing, at such times as shall be mutually agreed to among Seller and Purchaser, Seller shall permit Purchaser to discuss and meet, and shall cooperate in such discussions and meetings, with each customer of the Business and its applicable purchasing representatives, each supplier of the Business and its applicable sales representatives, and each of the key employees of the Business that Purchaser so requests. A senior executive of the Business reasonably satisfactory to Purchaser shall have the right to accompany Purchaser’s representative to all such meetings and shall participate with Purchaser’s representative in any such discussions.

7.12      Public Announcement. No party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. If a party is required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel) to make any public announcement in respect of this Agreement or the transactions contemplated hereby, the parties shall comply with all requirements (including timing) under Law and under such exchange requirements, respectively, and cooperate as to the contents of any such announcement.

7.13      Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Purchaser after the Closing, or for any other reasonable purpose, for a period of five

(5) years following the Closing, Seller shall: (a) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(b) upon reasonable notice, afford Purchaser and its Representatives reasonable access (including the right to make, at Purchaser’s expense, photocopies), during normal business hours, to such books and records.

7.14      Electronic Copy. Following the Closing, Seller will deliver one or more USBs (or other digital media format), that contain the true, correct, and complete contents (all of which were visible to Purchaser) of the electronic data room on the Closing Date, as maintained by Seller at Intralinks for the purposes of the transactions contemplated by this Agreement provided, such delivery shall not constitute a representation, warranty or covenant as to any of the information contained therein and such digital records are provided for reference purposes only.

7.15      Further Assurances. Following the Closing, each of the parties hereto (and Parent, as may be required), shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions and provide such commercially reasonable cooperation, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the ancillary documents, including without limitation, Seller’s timely execution of any and all documents, including Assignments and Powers of Attorney, required to properly transfer all Business Intellectual Property, both domestic and foreign, such that the transfer can be adequately and legally recorded in all appropriate jurisdictions. All parties shall be responsible for their own expenses, fees, and costs associated with any services provided under this Section 7.16.

ARTICLE 8

INDEMNIFICATION

8.1        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is fifteen (15) months from the Closing Date; provided, that the representations and warranties in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization; Enforceability), 4.3 (No Conflicts; Consents), 4.8(a) (Title to the Acquired Assets), 4.12 (Intellectual Property), 4.15(b) (Product Liability), 4.21 (Taxes), 4.25 (Brokers), 5.1 (Organization and Good Standing), 5.2 (Authorization; Enforceability), and 5.5 (Brokers) (collectively, the “Fundamental Representations”) shall survive sixty (60) days after the expiration of the applicable statute of limitations, taking into account any extensions thereof. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

8.2        Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Purchaser and its Affiliates and each of the foregoing’s Representatives (collectively “Purchaser Indemnified Parties”) from and against any and all damages, Liabilities, awards, fines, judgments, administrative orders, remediation requirements, enforcement actions, claims, deficiencies, losses, costs, wages, penalties, sanctions, charges, liquidated damages, expenses, assessments, income and other Taxes, interest and penalties, including, without limitation, reasonable attorneys’, accountants’, consultants’, engineers’ and experts’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against, or settling any of the foregoing (collectively “Losses”) paid, incurred, suffered, or sustained by the Purchaser Indemnified Parties, or any of them, directly or indirectly, arising out of, resulting from, or in any way related to:

(a)         any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement or any document to be delivered hereunder (excluding the Transition Services Agreement);

(b)         any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder (excluding the Transition Services Agreement);

(c)         the Excluded Assets and Excluded Liabilities (other than accrued Taxes taken into account in the final determination of Closing Working Capital);

(d)         the ownership or possession of the Acquired Assets, or operation of the Business, on or before the Closing Date;

(e)         any Liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged prior to the Closing by Seller in connection with the transactions contemplated by this Agreement that is not paid or satisfied at the Closing;

(f)         any fraud, misconduct, bad faith, or intentional misrepresentation on the part of Seller or any of its Representatives in connection with this Agreement or the transactions contemplated hereby (excluding the Transition Services Agreement);

(g)         any Liability relating to any AV NDA; or

(h)         any violation or alleged violation of, or Liability under, any Environmental Law or any Environmental Permit related to or arising out of or resulting from any condition, or based on any facts or circumstances, that occurred or existed on or prior to the Closing Date, whether known or unknown on the Closing Date and whether or not disclosed to the Purchaser Indemnified Parties.

8.3        Indemnification by Purchaser. Purchaser shall indemnify and hold Seller harmless against any and all Losses arising out of:

(a)         any inaccuracy in or breach of any representation, warranty, or covenant of Purchaser contained in this Agreement or any document to be delivered hereunder (excluding the Transition Services Agreement);

(b)         any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Purchaser pursuant to this Agreement or any document to be delivered hereunder (excluding the Transition Services Agreement); or

(c)         the Assumed Liabilities.

8.4        Procedure.

(a)        In order for a party seeking indemnification pursuant to Sections 8.2 or 8.3 (as applicable “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of Losses or claims or demands made by any Person against the Indemnified Party (“Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (“Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)        The Indemnified Party shall have the right, after delivery of notice to the Indemnifying Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnified Party assumes the defense of such Third Party Claim, the Indemnifying Party shall have the right to employ separate counsel and to participate in the defense thereof subject to the Indemnified Party’s right to control the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Indemnifying Party. If the Indemnified Party assumes the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. Whether or not the Indemnified Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnified Party’s prior written consent.

(c)         In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

8.5        Payments. Any payments pursuant to this Article 8 shall be paid within five (5) days of the final determination of the amount of such claim and as follows:

(a)         Any payments by Seller for Losses pursuant to Section 8.2 will be satisfied in cash by wire transfer of immediately available funds from Seller.

(b)         Any payments by Purchaser for Losses pursuant to Section 8.3 will be satisfied in cash by wire transfer of immediately available funds from Purchaser.

8.6        Limitations. Except for any action or claim based on fraud or intentional or willful misrepresentation, the indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)         The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) or Section 8.3(a), as the case may be, exceeds $150,000.00 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for all Losses in excess of the Deductible.

(b)         The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.2(a) or Section 8.3(a), as the case may be, shall not exceed $5,000,000.00 (“Cap”). Notwithstanding anything herein to the contrary, neither the Deductible nor the Cap shall apply to the indemnification rights of the parties hereto for Losses resulting from breach of any of the Fundamental Representations; provided, however, that the aggregate liability of Seller or Purchaser as an Indemnifying Party under Section 8.2(a) or Section 8.3(a), as the case may be, for any and all Losses from breaches of the representations and warranties in Article 4 or Article 5, as the case may be, shall not exceed the Purchase Price.

(c)         The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated after deducting therefrom (i) any amounts actually recovered by an Indemnified Party pursuant to any enforceable indemnification or right of set-off by or enforceable indemnification agreement with any non-Affiliated third party; (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received on account of such Loss, in each case net of any collection costs, expenses, deductibles, premiums, and future premium increases incurred in connection therewith; and (iii) an amount equal to any Tax benefit actually used and realized as a result of such Loss. The Indemnifying Party will use commercially reasonable efforts to assert such rights set forth in this Section 8.6(c).

8.7        Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by Law or otherwise.

8.8        Other Indemnification Matters. For purposes of this Article 8, any Losses shall be determined without regard to any materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to any breached representation or warranty.

8.9        Purchase Price Adjustment; Satisfaction of Indemnification. Any amounts payable under Section 8.2 shall be treated by the parties as an adjustment to the Purchase Price. All indemnification amounts actually owing hereunder shall be paid by the Indemnifying Party in cash or by delivery of immediately available funds to an account designated by the Indemnified Party in the full amount the indemnification liability.

8.10      Set-Off. Purchaser may, at its option, after final determination of an indemnifiable matter, in lieu of payment pursuant to Section 8.8, set off any Losses to which a Purchaser Indemnified Party is entitled to under this Article 8 against any amounts owing to Seller hereunder (including, without limitation, any Additional Consideration and any amounts due to Seller under the Transition Services Agreement and the ancillary agreements contemplated therein).

8.11      Effect of Investigation. The representations, warranties, and covenants of the Indemnifying Party (as set forth and modified by the Disclosure Schedules thereto), and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 6.1 or Section 6.2, as the case may be.

ARTICLE 9

TERMINATION; EFFECT OF TERMINATION

9.1        Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by the mutual written consent of the parties;

(b)         by Seller if at any time there has been a material breach of any representation or warranty made by Purchaser herein or in any certificate or other document delivered pursuant hereto or if there has been any failure by Purchaser to perform all obligations or to comply with all covenants in all material respects on its part to be performed or complied with hereunder; provided, that Seller shall have provided written notice to Purchaser describing the nature of such breach and failure to perform or failure to comply, and such breach, failure to perform or failure to comply shall not have been cured by Purchaser on or before the tenth (10th) business day following Purchaser’s receipt of such notice;

(c)         by Purchaser if at any time there has been a material breach of any representation or warranty made by Seller herein or in any certificate or other document delivered pursuant hereto or if there has been any failure by Seller to perform all obligations or to comply with all covenants in all material respects on its part to be performed or complied with hereunder; provided, that Purchaser shall have provided written notice to Seller describing the nature of such breach and failure to perform or failure to comply, and such breach, failure to perform or failure to comply shall not have been cured by Seller on or before the tenth (10th) business day following Seller’s receipt of such notice; or

(d)         by Seller or Purchaser in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

9.2        Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 9, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)         as set forth in Section 7.1(j),  Section 7.4,  Article 9, and Article 10 hereof; and

(b)         that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1      Notices. Any notice under this Agreement shall be in writing, and shall be deemed to have been given (a) when delivered in person; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the respective address set forth below or at such other address as shall hereafter be designated in writing in the foregoing manner.

If to Seller:	AeroVironment, Inc. 900 Innovators Way Simi Valley, CA 93065 Attn: Melissa Brown, General Counsel Email: brownm@avinc.com

with a copy to:	K&L Gates LLP
1 Park Plaza, 12th Floor, Irvine, CA 92614

Attn: Shoshannah Katz Email: Shoshannah.katz@klgates.com

If to Purchaser:	Mr. John Thomas
Webasto Thermo & Comfort North America Inc. 15083 North Rd
Fenton, MI 48430
Email: john.thomas@webasto.com

with a copy to:	Clark Hill PLC
500 Woodward Avenue, Suite 3500 Detroit, Michigan 48226 Attn: Kevin DiDio Email: KDiDio@clarkhill.com

Webasto SE Kraillinger Str. 5, 82131, Stockdorf, Germany Attn: Wiebke Staerker, Dr. Hendrik Höhfeld Email: wiebke.staerker@webasto.com;
hendrik.hoehfeld@webasto.com

10.2      Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Person having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The failure of any party to exercise or enforce any right or remedy conferred upon it hereunder shall not be deemed to be a waiver of any such or other right or remedy nor operate to bar the exercise or enforcement of any thereof at any time thereafter.

10.3      Entire Agreement. This Agreement and the documents contemplated hereunder (including the Transition Services Agreement and the ancillary agreements contemplated therein) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the documents contemplated hereunder, the exhibits, and schedules (other than an exception expressly set forth as such in the schedules), the statements in the body of this Agreement will control.

10.4      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5      Governing Law; Submission to Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each party hereby irrevocably:

(a)  submits to the exclusive jurisdiction of any state court or federal court sitting in the State of Delaware in any Action arising out of or relating to this Agreement; (b) agrees that all claims in respect of such Action may be heard and determined only in any such court; (c) hereby waives any claim of inconvenient forum or other challenge to venue in such court; and (d) agrees not to bring any Action arising out of or relating to this Agreement in any other court.

10.6      Waiver of Jury Trial. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, SOLELY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE, OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS BY OR AMONG THE PARTIES HERETO. EACH PARTY HERETO (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH LEGAL PROCEEDING, (B) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6. A PARTY MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.7      Expenses. Except as otherwise specifically provided herein, Seller shall pay its counsel fees, accounting fees, and other costs and expenses incurred in connection with the negotiation, making, execution, delivery, and performance of this Agreement, whether or not the transactions contemplated herein are consummated, and Purchaser shall pay its counsel fees, accounting fees, and other costs and expenses incurred in connection with the negotiation, making, execution, delivery, and performance of this Agreement, whether or not the transactions contemplated herein are consummated.

10.8      Risk of Loss. Pending Closing, Seller shall be responsible for, and bear the risk of, any and all loss or damage to the Acquired Assets from any cause whatsoever, and Purchaser shall have no liability therefor.

10.9      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that Purchaser may, without consent of Seller, (a) assign this Agreement to an Affiliate of Purchaser, so long as Purchaser remains liable for the performance of its obligations hereunder in the event such Affiliate does  not fulfill such obligations, (b) assign this Agreement to any Person that acquires all or substantially all of the Purchased Assets from Purchaser, and/or (c) collaterally assign this Agreement for the benefit of its creditors. No assignment shall relieve the assigning party of any of its obligations hereunder.

10.10    No Third Party Beneficiaries. Except as provided in Article 8, this Agreement is made solely for the benefit of the parties to this Agreement and their respective successors and permitted assigns, and nothing contained in this Agreement shall be deemed to give any Person any right to enforce any of the provisions of this Agreement, nor shall any of them be a third party beneficiary of this Agreement.

10.11    Recitals. The parties acknowledge the accuracy of the recitals, which are incorporated by reference herein and are made a part of this Agreement.

10.12    Specific Performance. Each party acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled under this Agreement, at law or in equity, each party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.13    Construction.

(a)         The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)         Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the sections or subsections of this Agreement and will not affect the construction hereof.

(c)         Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, (ii) references to the preamble, recitals, an article, section, exhibit, or schedule means a preamble, recital, article, or section of, or exhibit or schedule to, this Agreement, (iii) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender, (iv) the word “including” means “including without limitation,” (v) the word “or” is not exclusive and shall mean “and/or,” (vi) any reference to “$” or “dollars” means United States Dollars, and (vii) references to a particular statute or regulation include all amendments thereto, all rules and regulations thereunder and any successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.

(d)         The parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any party to this Agreement has breached or violated,  or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty, or covenant.

(e)         References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors, and permitted assigns; provided, that nothing contained in this clause will authorize any assignment or transfer not otherwise expressly permitted by this Agreement.

(f)         References herein to any obligation under any Contract (including this Agreement) mean such obligation or Contract as amended, supplemented, or modified from time to time in accordance with the terms thereof and hereof.

(g)         With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including.”

(h)         Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

10.14    Counterparts; Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments contemplated herein, and all amendments hereto or thereto will become effective when duly executed and delivered by each party hereto or thereto. The parties may execute this Agreement and such other agreements and instruments by original, electronic, or digital signature. The exchange of copies of the signature pages to this Agreement and such other agreements and instruments, including by email, facsimile, cloud-based server, a recognized digital electronic security procedure, or other similar electronic transmission (including an image of a signature), shall constitute effective execution and delivery. Such copies shall be treated in all manner and respects and for all purposes as an original signature and shall be considered to have the same binding legal effect as if they were the original signed version thereof delivered in person. Signatures of the parties transmitted by any such transmission shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

WHEREFORE, the parties have caused this Agreement to be duly executed as of the Effective

Date.

PURCHASER:

WEBASTO CHARGING SYSTEMS, INC.

By:	/s/ John J. Thomas
Name:	John J. Thomas
Title:	CEO Webasto Charging Systems, Inc.

By:	/s/ Dr. Hendrik Hoehfeld
Name:	Dr. Hendrik Hoehfeld
Title:	General Counsel

SELLER:

AEROVIRONMENT, INC.

By:	/s/ Wahid Nawabi
Name:	Wahid Nawabi
Title:	President and Chief Executive Officer

[Signature Page to the Asset Purchase Agreement]

FORM OF AGREEMENT

EXHIBIT A

Form of Transition Services Agreement

See Attached

FORM OF AGREEMENT

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement, dated as of June [ ], 2018 (this “Agreement”), is entered into between AeroVironment, Inc., a Delaware corporation (“Seller”), and Webasto Charging Systems, Inc., a Delaware corporation (“Buyer” or “Purchaser”, and together with Seller, the “Parties”, or each a “Party”).

RECITALS

A.        WHEREAS, Buyer and Seller have entered into that certain Asset Purchase Agreement, dated as of June 1, 2018 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, substantially all the assets, and certain specified liabilities, of the Business (as such term is defined in the Purchase Agreement), all as more fully described therein;

B.         WHEREAS, in order to ensure an orderly transition of the Business to Buyer, and as a condition to consummating the transactions contemplated by the Purchase Agreement, Buyer and Seller have agreed to enter into this Agreement, pursuant to which Seller will provide Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

C.         WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, Buyer and Seller hereby agrees as follows:

ARTICLE I

SERVICES

Section 1.01 Provision of Services.

(a)  Seller agrees to provide the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to Buyer for the respective periods and on the other terms and conditions set forth in this Agreement and in the respective Service Exhibits. The Parties have made a good faith effort as of the date hereof to identify each Service and to complete the content of the Exhibits accurately. It is anticipated that the Parties may modify the Service Exhibits from time to time by written agreement among the Parties. In that case or to the extent any Service Exhibit is incomplete, the Parties will use good faith efforts to modify such Service Exhibit.

(b)  Notwithstanding the contents of the Services Exhibits, Seller agrees to respond in good faith to any reasonable written request by Buyer for access to any additional services that are necessary for the operation of the Business and which are not currently contemplated in the Services Exhibits, at a price to be agreed upon after good faith negotiations between the Parties. Any such additional services so provided by Seller shall constitute

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Services under this Agreement and be subject in all respect to the provisions of this Agreement, as if fully set forth in the Service Exhibits as of the date hereof.

(c)  The Parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(d)  The Parties hereto acknowledge that as a preparation for Seller’s scope of performance under this Agreement to provide the Services, Seller’s internal information technology network (the “AV Network”) will be bifurcated to create a new logical network for Buyer, which is separately administered and controlled by Seller from the AV Network (the “Buyer Network”). Buyer agrees that due to (i) U.S. and other export control laws and regulations, or (ii) U.S. Defense Department procedures, such as those governing the release of “Controlled” or “Uncontrolled Technical Data,” Classified or Controlled Unclassified Information or Technology, and non-Controlled Government Contract- related Information (as defined in any applicable regulation), to certain individuals or foreign nationals, only current employees of Seller (“Seller Employees”) and former employees of Seller who are now employees of Buyer (“New Buyer Employees” and collectively with Seller Employees, “Authorized Employees”) are allowed access to the Buyer Network until termination or expiration of all Services pursuant to this  Agreement; provided,  however, that Buyer may submit the names of other Buyer employees who require access to the Buyer Network, which such employees will require proper security clearance and approval according to the Seller’s internal security and access policy before such employee can access the Buyer Network. For the avoidance of doubt, such approved other employees of Buyer shall be considered Authorized Employees.

(e)  Subject to Section 2.03,  Section 2.04, and Section 3.05, the obligations of the Seller under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the Parties acknowledge and agree that Buyer may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, upon fifteen (15) days’ notice, Buyer may terminate any Service, in whole but not in part, upon notification to Seller in writing of any such determination.

(f)  For purposes of operating the Buyer Network after the Closing Date, Seller shall use best efforts to procure sublicenses which shall provide the same scope of rights used by Seller for the Business prior to the Closing at Buyer’s sole expense for all software currently in use by Seller with respect to information technology services for which sublicenses are legally obtainable, until termination or expiration of all Services pursuant to this Agreement.

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Section 1.02 Standard of Service.

(a)  Seller represents, warrants, and agrees that the Services shall be provided in good faith, in accordance with Law, and except as specifically provided in the Services Exhibits and Section 1.01(d), in a manner substantially consistent with the historical provision of the Services and with the same standard of care consistent with past practice of the Seller for its own purposes. Subject to Section 1.03, Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b)  Except as expressly set forth in Section 1.02(a), or in any contract entered into hereunder, Seller makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, non-infringement, which are specifically disclaimed. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationships of trust or agency between the Parties and that all Services are provided by the Seller as an independent contractor.

(c)  Seller shall not be required to perform or to cause to be performed any of the Services for the benefit of any third party or any other Person other than Buyer and its Affiliates.

Section 1.03 Use of Third-Party Service Providers.

(a)  It is understood and agreed that Seller has been retaining, and will continue to retain, third-party service providers to provide some of the Services to Buyer. In addition, Seller shall have the right to hire other third-party subcontractors to provide all or part of any Service hereunder; provided,  however, Seller will require prior written approval by Buyer for any third-party service providers reasonably expected to cost more than ten thousand dollars ($10,000), in the aggregate, for their services and such subcontracting is inconsistent with past practices or such subcontractor is not already engaged with respect to such Service as of the date hereof, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Seller shall not require prior written approval when in its commercially reasonable discretion determines that a third-party service provider is needed on an expedited basis to avoid any possible disruption to the Services being provided for hereunder. Seller shall be responsible for the actions and performance by any third-party service provider or subcontractor in connection with the performance of the Services.

Section 1.04 Access to Premises.

(a)  Each Party shall allow the other Party’s employees, Affiliates, and any associated third- party service providers or contractors who provide Services, reasonable access to the facilities of such Party that are necessary for each Party to fulfill its obligations under this Agreement; provided, that only Authorized Employees will have access to Business- related portions of Seller’s facilities under Seller’s existing security protocols.

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(b)  Buyer agrees that it shall provide to Seller’s employees and any third-party service providers or subcontractors who provide Services, access to the assets and books and records of the Business, to the extent necessary for Seller to fulfill its obligations under this Agreement.

(c)  Seller agrees that it shall provide Buyer with access to all documents related to the Services that are generated or prepared by Seller in connection with the provisions of the Services, including with respect to any hourly rate schedules.

(d)  Each Party agrees that all of its employees and any third-party service providers and subcontractors, when on the property of the other Party or when given access to any equipment, computer, software, network, or files owned or controlled by such Party, shall conform to the policies and procedures of such Party concerning health, safety and security that are made known to the Party receiving access.

(e)  Notwithstanding the provisions set forth in this Section 1.04(a)-(d), such access (i) shall not unreasonably interfere with any of the business or operations of the Party granting access and (ii) in the event that the Party granting access reasonably determines in good faith that such access could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such harm or consequence

(f)  In support of the provision of Services, Seller and Buyer will enter into certain sublease agreements (each, a “Sublease”) with Sellers’ landlord(s), with respect to certain premises identified in Schedule 1.04(f) attached hereto. Each such Sublease shall be in form satisfactory to Seller, Buyer and each landlord. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the Parties with respect to the occupancy of any particular premise shall be governed by the applicable executed Sublease, as supplemented by any additional access terms set forth on Schedule 1.04(f) or in the Service Exhibits.

(g)  In support of this Agreement and the Asset Purchase Agreement, Seller and Buyer will take reasonable efforts to enter into a License Agreement, whereby Seller will provide to Buyer for limited term, not to exceed twelve (12) months, a worldwide, non-exclusive, limited, non-transferable, revocable, non-sublicensable, license to the AeroVironment word mark and the ‘AV’ logo (collectively the “Licensed AV Marks”) but only to the extent as currently used by Seller in for the sale and marketing of the commercial products and services of the Acquired Assets, for at a reasonable royalty, wherein any and all ownership, rights and/or goodwill (including any and all goodwill acquired during Buyer’s use) will be solely and exclusively owned by Seller, and Buyer shall not obtain any rights or ownership in the Licensed AV Marks (Buyer shall agree that its use of the Licensed AV Marks shall inure solely to the benefit of Seller), Buyer agrees that the Licensed AV Marks are being licensed “as is” and Seller disclaims all warranties, wherein the goods and services to which the Licensed AV Marks are used by Buyer shall be of a high quality (which is at least equal to comparable to the goods and services

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previously provided by Seller under the Licensed AV Marks), Buyers use of the Licensed AV Marks shall be in conformity with standards approved by Seller and with appropriate legal notices as required by Seller, and Buyer shall indemnify, defend and hold Seller harmless for Buyer’s use of the Licensed AV Marks.

(h)  Buyer agrees that it shall not make any statements which disparage, defame or reduce the goodwill of Seller, Seller’s Licensed AV Marks, or Seller’s business, services, employees, officers, agents, representatives or other entities under its control.

ARTICLE II

COMPENSATION

Section 2.01 Responsibility for Wages and Fees.

(a)  Subject to Section 2.02(c), for such time as any employees of Seller are providing Services to Buyer under this Agreement, (i) such employees will remain employees of Seller and shall not be deemed to be employees of Buyer for any purpose, and (ii) Seller shall be solely responsible for the payment and provision of all wages, bonuses, commissions, employee benefits, including severance and worker’s compensation, and the withholding of applicable Taxes relating.

Section 2.02 Terms of Payment and Related Matters.

(a)  As consideration for provision of the Services, Buyer shall pay the amount specified for each Service on such Service’s respective Service Exhibit. In addition to such amount, in the event that Seller incurs reasonable and documented out-of-pocket expenses during the transition of any Service, including, without limitation, license fees, cost of materials, additional labor, and payments to third-party service providers or subcontractors, which third-party service providers require prior written approval from the Buyer if reasonably expected to cost more than ten thousand dollars ($10,000), in the aggregate, for their services and such subcontracting is inconsistent with past practices or such subcontractor is not already engaged with respect to such Service as of the date hereof, such consent not to be unreasonably withheld, but excluding payments made to employees of Seller pursuant to Section 2.01 (such included expenses, collectively, “Out-of-Pocket Expenses”), Buyer shall reimburse Seller for all such Out-of-Pocket Expenses in accordance with the invoicing procedures set forth below.

(b)  As more fully provided for in the Service Exhibits and subject to the terms and conditions therein:

(i)     Seller shall provide Buyer, in accordance with Section 6.01 of this Agreement, with monthly invoices in U.S. Dollars (“Invoices”), tied to Seller’s fiscal months, which shall set forth in reasonable detail, with such supporting documentation as Buyer may reasonably request with respect to Out-of-Pocket Expenses and costs for Services performed by Seller employees, amounts payable under this Agreement;

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(ii)    payments pursuant to this Agreement shall be due upon receipt of an Invoice by Buyer from Seller; and

(iii)   Seller reserves the right to charge interest on any amount which has been due from Buyer for more than thirty (30) days, at a rate per annum equal to 5%, or the maximum legal rate, whichever is lower.

(c)  It is the intent of the Parties that the compensation set forth in the respective Service Exhibits reasonably approximate the cost of providing the Services, including the cost of employee wages and compensation, and Seller’s overhead expenses as consistently applied in accordance with past practice, with the intent to cause Seller to only recover costs. If at any time Seller believes that the payments contemplated by a specific Service Exhibit are materially insufficient to compensate the Seller for the cost of providing the Services it is obligated to provide hereunder, or Buyer believes that the payments contemplated by a specific Service Exhibit materially overcompensate Seller for such Services, such Party shall notify the other Party as soon as possible, and the Parties hereto will commence good faith negotiations toward an agreement, in writing, as to the appropriate course of action with respect to pricing of such Services for future periods.

Section 2.03 Extension of Services.

(a)  The Parties agree that Seller shall not be obligated to perform any Service after the applicable End Date; provided,  however, that if Buyer desires and Seller agrees to continue to perform any of the Services after the applicable End Date, the Parties shall negotiate in good faith to determine an amount that compensates Seller for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Expenses. The Services so performed by Seller after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period. For the avoidance of doubt, under no circumstances shall Seller be required to extend the term of any Service if (i) the Seller does not, in its reasonable judgment, have adequate resources to continue providing such Services, (ii) the extension of such Service would interfere with the operation of the Seller’s business, or (iii) the extension would require capital expenditure on the part of Seller or otherwise require Seller to renew or extend any contract with any third party.

Section 2.04 Termination of Services.

(a)  Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Seller shall have no further obligation to provide the applicable terminated Services and Buyer will have no obligation to pay any future compensation or future Out-of-Pocket Expenses relating to such Services; provided,  however, that the Buyer shall remain obligated to the Seller for the payment of Services already provided or ordered prior to such termination, including any incurred Out-of-Pocket Expenses for such Services.

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Section 2.05 Invoice Disputes.

(a)  In the event of an Invoice dispute, Buyer shall deliver a written statement to Seller no later than ten (10) days after receipt of the disputed Invoice, listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not disputed shall be deemed accepted and shall be paid, notwithstanding the disputed items, within the period set forth in Section 2.02(b). The Parties shall seek to resolve all such disputes expeditiously and in good faith. Seller shall continue performing the Services in accordance with this Agreement independent of any Invoice dispute.

Section 2.06 Taxes.

(a)  Buyer shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Seller. Reimbursement of any Taxes by Buyer shall occur only in respect to those Taxes arising from provision of the Services and in no event shall Buyer reimburse Seller for any Taxes incurred and paid by Seller for any activities falling outside the scope of the Services as set forth in this Agreement.

ARTICLE III

TERMINATION

Section 3.01 Termination of this Agreement.

(a)  Subject to Section 3.04, this Agreement shall terminate in its entirety (i) on the date upon which Seller shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in according with Section 1.01(d) or Section 3.02 or (ii) in accordance with Section 3.03.

Section 3.02 Breach.

(a)  Any Party that is not in breach of this Agreement (the “Non-Breaching Party”) may terminate a portion of this Agreement with respect to any Service, in whole and in part, at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.05) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of thirty (30) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such service. For the avoidance of doubt, non-payment by Buyer for a Service provided by Seller in accordance with this Agreement, and not the subject of a good-faith dispute, shall be deemed a breach for the purpose of this Section 3.02 resulting in the right of termination according to the mechanism mentioned above after such breach shall have continued without cure for a period of twenty (20) days after payment due date.

Section 3.03 Insolvency.

(a)  In the event that either Party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within

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sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other Party shall have the right to terminate this Agreement by providing written notice in according with Section 6.01.

Section 3.04 Effect of Termination.

(a)  Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the Parties hereto shall terminate, except for the provisions of Section 2.04 and Section 2.06,  Article IV,  Article V, and Article VI, which shall survive any termination or expiration of this Agreement.

Section 3.05 Force Majeure.

(a)  The obligations of Seller under this Agreement with respect to any Service shall be suspended during the period and to the extent Seller is prevented or hindered from providing such Service, or Buyer is prevented or hindered from receiving such Service, other than Buyer’s obligation to make payments as provided for in this Agreement, due to any of the following causes beyond such Party’s reasonable control (such causes, “Force Majeure Event”): (i) acts of God, (ii) flood, fire, or explosion, (iii) war, invasion, riot, or other civil unrest, (iv) Order or Law, (v) actions, embargoes, or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such Party.

(b)  The Party suffering a Force Majeure Event shall give notice, either written or orally, of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and Seller shall use reasonable efforts to resume the performance of its obligations following the conclusion of such Force Majeure Event. Neither Buyer nor Seller shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

ARTICLE IV

CONFIDENTIALITY

Section 4.01 Confidentiality.

(a)  During the term of this Agreement and thereafter, the Parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other Party’s financial, technical, sales, marketing, development, personnel, and other information, records, or date, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written

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or oral (any such information, “Confidential Information”). Each Party hereto shall use the commercially reasonable efforts to protect the other Party’s Confidential Information as it uses to protect is own Confidential Information of similar nature. Unless otherwise authorized in any other agreement between the Parties, any Party receiving Confidential Information of the other Party (the “Receiving Party”) may use Confidential Information only for the purpose of fulfilling its obligations under this Agreement (the “Permitted Purposes”). Any Receiving Party may disclose such Confidential Information only to its representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.01 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Representatives; provided,  however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by judicial or administrative process or by other requirements of Law, in which case the Receiving Party shall promptly notify in writing, to the extent possible, the disclosing party (the “Disclosing Party”), and the Receiving Party shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and in which case the Receiving Party shall disclose only that portion of such information which the Receiving Party is advised by counsel in writing is legally required to be disclosed.

(b)  Notwithstanding the foregoing, Confidential Information shall not include any information that is subject to Seller’s public reporting obligations under applicable law and national securities exchange rules and regulations, or any information that the Receiving Party can prove: (i) is generally available to and known by the public through no fault of the Receiving Party or their respective Representatives; or (ii) is lawfully acquired by the Receiving Party, or their respective Representatives, from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation.

(c)  Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees to promptly return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify such destruction in writing.

ARTICLE V

LIMITATION ON LIABILITY; INDEMNIFICATION

Section 5.01 Limitation on Liability.

(a)  IN NO EVENT SHALL SELLER OR BUYER HAVE ANY LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS

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AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOIN, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, CRIMINAL LIABILITY OR OTHER FAULT. BOTH PARTIES ACKNOWLEDGE THAT BOTH PARTIES’ OBLIGATIONS TO BE PROVIDED TO EACH OTHER HEREUNDER ARE SUBJECT TO, AND THAT ITS REMEDIES UNDER THIS AGREEMENT ARE LIMITED AND SPECIFIED BY, THE APPLICABLE PROVISIONS OF SECTION 1.02 AND THE EXHIBITS UNDER THIS AGREEMENT, INCLUDING THE LIMITATION ON REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SERVICES.

(b)  The Parties acknowledge and agree that the provisions contained in Article V shall be the sole and exclusive remedy for any losses arising out of, or caused by, a breach of this Agreement.

Section 5.02 Indemnification.

(a)  Subject to the limitations set forth in Section 5.01, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all losses of the Buyer Indemnified Parties relating to, or arising out of, or resulting from, the gross negligence or willful misconduct of Seller or its Affiliates or any third party that provides a Service to Buyer pursuant to Section 1.03 in connection with the provision of, or failure to provide, any Services to Buyer, which indemnification obligation shall explicitly exclude any claims are made against the Buyer by any third party software provider arising from Buyer’s use of such third party software provider’s products or services absent a valid and binding sublicense that is acquired pursuant to Section 1.01(f), and except to the extent that any such losses were caused directly or indirectly by gross negligence, bad faith, or willful misconduct or omissions by Buyer.

(b)  Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates and each of their respective Representatives, including any third party that provides a Service to Buyer pursuant to Section 1.03 (collectively, the “Seller Indemnified Parties”) from and against any and all losses of the Seller Indemnified Parties relating to, or arising out of, or resulting from, the gross negligence or willful misconduct of Buyer or its Affiliates in connection with the provision of any Services to Buyer, except to the extent that any such losses were caused directly or indirectly by gross negligence, bad faith, or willful misconduct by Seller.

Section 5.03 Indemnification Procedures

(a)  In order for a party seeking indemnification pursuant to Section 5.02 (as applicable “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of losses or claims or demands made by any Person against the

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Indemnified Party (“Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (“Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under Section 5.02 to the extent that the Indemnifying Party is prejudiced by such failure.

(b)  The Indemnified Party shall have the right, after delivery of notice to the Indemnifying Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnified Party assumes the defense of such Third Party Claim, the Indemnifying Party shall have the right to employ separate counsel and to participate in the defense thereof subject to the Indemnified Party’s right to control the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Indemnifying Party. If the Indemnified Party assumes the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. Whether or not the Indemnified Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnified Party’s prior written consent.

(c)  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under Section 5.02 except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

FORM OF AGREEMENT

(d)  The aggregate amount of all losses for which an Indemnifying Party shall be liable pursuant to Section 5.02 shall not exceed the actual incurred cost of Services performed under this Agreement.

(e)  Any payments pursuant to Sections 5.02 and 5.03 shall be paid within five (5) days of the final determination of the amount of such claim and as follows:

(i)     Any payments by Seller for losses pursuant to Section 5.02 will be satisfied in cash by wire transfer of immediately available funds from Seller; and

(ii)    Any payments by Buyer for losses pursuant to Section 5.02 will be satisfied in cash by wire transfer of immediately available funds from Purchaser.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices.         All invoices, notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand, with written confirmation of receipt; (b) when received by the  addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document, with confirmation of transmission, if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.01):

if to Seller:

AeroVironment, Inc.

900 Innovators Way

Simi Valley, CA 93065

Attention: Melissa Brown, General Counsel

Email: brownm@avinc.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza, 12th Floor, Irvine, CA 92614

Attn: Shoshannah Katz

Email: Shoshannah.katz@klgates.com

if to Buyer:

Mr. John Thomas

[Address]

Facsimile:

Email: john.thomas@webasto.com

Attention:

FORM OF AGREEMENT

With a copy (which shall not constitute notice) to:

Clark Hill PLC

500 Woodward Avenue, Suite 3500

Detroit, Michigan 48226

Attn: Kevin DiDio

Email: KDiDio@clarkhill.com

Webasto SE

Kraillinger Str. 5, 82131, Stockdorf, Germany

Attn: Wiebke Staerker, Dr. Hendrik Höhfeld

Email: wiebke.staerker@webasto.com;

hendrik.hoehfeld@webasto.com

Section 6.02 Headings.      The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.03 Severability.      If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.04 Entire Agreement.       This Agreement, including all Service Exhibits, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 6.05 Successors and Assigns.       This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 6.06 No Third-Party Beneficiaries.     This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right; benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

FORM OF AGREEMENT

Section 6.07 Amendment and Modification; Waiver.       This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.08 Governing Law; Submission to Jurisdiction.      This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party hereby irrevocably: (a) submits to the exclusive jurisdiction of any state court or federal court sitting in the State of Delaware in any Action arising out of or relating to this Agreement; (b) agrees that all claims in respect of such Action may be heard and determined only in any such court; (c) hereby waives any claim of inconvenient forum or other challenge to venue in such court; and (d) agrees not to bring any Action arising out of or relating to this Agreement in any other court.

Section 6.09 Waiver of Jury Trial.      EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, SOLELY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE, OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS BY OR AMONG THE PARTIES HERETO. EACH PARTY HERETO (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH LEGAL PROCEEDING, (B) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09. A PARTY MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.10 Counterparts.       This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the sale legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

FORM OF AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

WEBASTO CHARGING SYSTEMS, INC.

By:
Name:
Title:

SELLER:

AEROVIRONMENT, INC.

By:
Name:
Title:

FORM OF AGREEMENT

SCHEDULE 1.04(f)

Subleases

900 Innovators Way, Simi Valley, CA 93065 (“900 Innovators”)

800 Royal Oaks Drive, Suite 210, Monrovia, CA 91016 (“Royal Oaks”)

2290 Agate Court, Unit B and C, Simi Valley, CA 93065 (“Agate”)

1960 Walker Ave., Monrovia, CA 91016 (“Walker”)